                              ASSET PURCHASE AGREEMENT

                                     BETWEEN

                           ATLANTIC STEEL INDUSTRIES, INC.

                                       AND

                                 MMI PRODUCTS, INC.




                            DATED AS OF JUNE 10, 1996

                                 Table of Contents

                                                                          Page

ARTICLE I     SALE AND PURCHASE OF ASSETS                                    1

     1.1      Agreement to Sell and Purchase                                 1
     1.2      Purchase Price; Assumed Liabilities, Etc                       3
     1.3      Prorations                                                     5
     1.4      Allocation of Consideration                                    5
     1.5      Post-Closing Adjustment                                        6

ARTICLE II    REPRESENTATIONS AND WARRANTIES                                 7

     2.1      Representations and Warranties of Seller                       7
              2.1.1     Corporate Matters                                    7
              2.1.2     Authorization and Effect of Agreement                7
              2.1.3     Conflicts                                            8
              2.1.4     Consents                                             8
              2.1.5     Selected Financial Data.                             8
              2.1.6     Absence of Certain Changes and Events                8
              2.1.7     Real Property                                        9
              2.1.8     Physical Assets and Properties                       9
              2.1.9     Contracts.                                          10
              2.1.10    Conversion Costs                                    11
              2.1.11    Assumed Liability Obligations to Affiliates         11
              2.1.12    Compliance With Laws                                11
              2.1.13    Environmental Matters                               11
              2.1.14    Litigation; Decrees                                 13
              2.1.15    Employee Plans                                      13
              2.1.16    Warranty and Product Liability Claims               16
              2.1.17    Labor Matters                                       16
              2.1.18    Customers.                                          16
              2.1.19    Licenses, Permits, Etc.                             16
              2.1.20    Compensation                                        17
              2.1.21    Intellectual Properties                             17
              2.1.22    Finders                                             17
              2.1.23    Sufficiency of Acquired Assets                      17
     2.2      Representations and Warranties of Purchaser                   18
              2.2.1     Corporate Organization                              18
              2.2.2     Authorization and Effect of Agreement               18

              2.2.3     Conflicts                                           18
              2.2.4     Consents                                            18
              2.2.5     Finders                                             18
              2.2.6     Financing                                           18

ARTICLE III   PRE-CLOSING COVENANTS                                         19

     3.1      Covenants of Seller                                           19
              3.1.1     Employees and Business Relations                    19
              3.1.2     Incorrect Representations or Warranties             19
              3.1.3     Satisfaction of Conditions                          19
              3.1.4     Sale of Acquired Assets, Negotiations               19
              3.1.5     Access                                              20
              3.1.6     Operation of the Business                           20
              3.1.7     Updates to Selected Financial Data                  21
              3.1.8     Rod Orders                                          21
              3.1.9     WARN Act Compliance                                 21
              3.1.10    Real Property Transfer Related Documents            21
     3.2      Covenants of Purchaser                                        21
              3.2.1     Cooperation                                         22
              3.2.2     Employees                                           22
              3.2.3     Employee Plans                                      22
     3.3      HSR Act                                                       26
     3.4      Duty to Inform                                                26
     3.5      Real Property Transfer Related Documents                      26
     3.6      Estoppel Certificates                                         26
     3.7      Ivaco Steel Mills Personnel                                   27

ARTICLE IV    CLOSING                                                       27

     4.1      Closing                                                       27
     4.2      Conditions to Closing                                         27

ARTICLE V     SURVIVAL AND INDEMNIFICATION                                  30

     5.1      Survival of Representations, Warranties and Covenants         30
     5.2      Indemnification by Seller                                     31
     5.3      Indemnification by Purchaser                                  32
     5.4      Indemnification Procedures                                    33
     5.5      Limitations                                                   37
     5.6      Adjustment to Purchase Price                                  37

ARTICLE VI    POST-CLOSING COVENANTS                                        37

     6.1      Non-Competition                                               37
     6.2      Accounts Receivable                                           38
     6.3      Intentionally Omitted                                         38
     6.4      Galvanized Wire Operation Assistance                          38
     6.5      Access to Records                                             39
     6.6      Physical Inventory                                            39
     6.7      Further Assurances                                            40
     6.8      Florida Plant Evaluation                                      40

ARTICLE VII   MISCELLANEOUS PROVISIONS                                      42

     7.1      Termination                                                   42
     7.2      Transfer Taxes; Title Insurance Premiums, Etc.                42
     7.3      Expenses                                                      42
     7.4      Contents of Agreement; Parties in Interest; etc.              42
     7.5      Assignment and Binding Effect                                 43
     7.6      Waiver                                                        43
     7.7      Notices                                                       43
     7.8      Bulk Sales                                                    44
     7.9      Governing Law                                                 44
     7.10     Confidentiality                                               44
     7.11     No Benefit to Others                                          44
     7.12     Headings; Gender; Certain Terms                               44
     7.13     Severability                                                  45
     7.14     Remedies Cumulative                                           45
     7.15     Specific Performance, Injunctive Relief                       45
     7.16     Counterparts                                                  45
     7.17     Schedules                                                     45
     7.18     Public Announcements                                          45

Schedules
---------
Schedule 1.1A     Georgia Plant Acquired Assets
Schedule 1.1B     Records
Schedule 1.1C     Certain Excluded Assets
Schedule 1.1D     Seller's Safety and Environmental Rules
Schedule 1.2A     Conversion Costs
Schedule 1.2B     Certain Assumed Liabilities
Schedule 2.1.1    Foreign Jurisdictions
Schedule 2.1.4    Required Consents
Schedule 2.1.5    Selected Financial Data
Schedule 2.1.6    Changes
Schedule 2.1.7A   Owned Real Property
Schedule 2.1.7B   Leased Real Property
Schedule 2.1.7C   Encumbrances on Owned Real Property
Schedule 2.1.7D   Real Property Compliance
Schedule 2.1.8A   Listed Acquired Assets
Schedule 2.1.8B   Leased Tangible Property
Schedule 2.1.9A   Contracts
Schedule 2.1.9B   Defaults
Schedule 2.1.11   Affiliate Obligations
Schedule 2.1.12   Compliance With Laws
Schedule 2.1.13A  Environmental Notices
Schedule 2.1.13B  Environmental Conditions
Schedule 2.1.13C  Hazardous Materials
Schedule 2.1.13D  Environmental Proceedings
Schedule 2.1.13E  Storage Tanks and Permits
Schedule 2.1.14   Litigation
Schedule 2.1.15B  Employee Plan Compliance
Schedule 2.1.15C  Employee Plan Liability
Schedule 2.1.16   Warranties and Claims
Schedule 2.1.17   Labor Matters
Schedule 2.1.18   Customers
Schedule 2.1.19   Licenses, Permits, Etc.
Schedule 2.1.20A  Compensation
Schedule 2.1.20B  Employment Agreements
Schedule 2.1.20C  Consulting, Commission Agreements
Schedule 2.1.21   Intellectual Properties
Schedule 2.2.4    Purchaser Consents
Schedule 5.2(c)   Known Environmental Matters

Exhibits
--------
Exhibit A   Bill of Sale
Exhibit B   Assignment and Assumption Agreement
Exhibit C   Lease Assignment
Exhibit D   Certain Licenses and Permits
Exhibit E   Form of Opinion of Seller's Counsel
Exhibit F   Form of Opinion of Purchaser's Counsel

                             ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 10th day of June, 1996, between Atlantic Steel Industries, Inc., a New York corporation ("Seller"), and MMI Products, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS:

     A. Seller, through its Sivaco/National Wire Group division, presently produces wire mesh in the United States (such production, and the marketing and sale of such production, being hereinafter referred to as the "Wire Mesh Business").

     B.   Seller conducts the Wire Mesh Business exclusively through
Seller's facilities in Baltimore, Maryland (the "Maryland Plant"), Toledo, Ohio (the "Ohio Plant"), Tampa, Florida (the "Florida Plant") and Newnan, Georgia (the "Georgia Plant," and together with the Maryland Plant, the Ohio Plant and the Florida Plant, the "Plants").

     C. Seller also produces galvanized wire at the Maryland Plant (the "Galvanized Wire Operation").

     D. Seller desires to sell, and Purchaser desires to purchase, the Acquired Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

     1.1     Agreement to Sell and Purchase.

          (a) Subject to the provisions of this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller's assets and properties of every nature, whether real, personal or mixed, that either (a) are used in the conduct of the Wire Mesh Business at the Plants or (b) are used in the conduct of the Galvanized Wire Operation (excluding, however, the Excluded Assets, as hereinafter defined), provided that with respect to the Georgia Plant, such assets and properties will only include those assets and properties specifically listed or described on Schedule 1.1A (collectively, the "Acquired Assets"). Without limiting the foregoing, the Acquired Assets will include the following (except to the extent any of the following constitute Excluded Assets): (i) the real property owned by Seller represented by the Maryland Plant and the Florida Plant, as more particularly described on Schedule 2.1.7A, (ii) leasehold interests in the real property represented by the Ohio Plant and in certain real property represented by the Florida Plant, as more particularly described on Schedule 2.1.7B, (iii) all tangible personal property (owned or leased) located on the premises of the Maryland Plant, the Ohio Plant and the Florida Plant and, to the extent specifically listed or described on Schedule 1.1A, the Georgia Plant, (iv) Seller's rights under the contracts, agreements and purchase orders under which Purchaser assumes any obligations pursuant to this Agreement ("Contracts"), (v) to the extent available, originals or copies (as determined by Seller) of the information listed or described on Schedule 1.1B (collectively, the "Records"),
(vi) warranty or similar rights relating to the Acquired Assets, (vii) all rights of ownership of Seller, if any, to the use of the name "National Wire,"
(viii) all raw material, work-in-process and finished goods inventory related to the Wire Mesh Business or the Galvanized Wire Operation (collectively, the "Acquired Business"), as applicable, including, without limitation, all zinc related to the Galvanized Wire Operation, whether in the galvanizing line or otherwise located at the Maryland Plant, and all wire and wire rod at the Plants, but with respect to the Georgia Plant, only the wire and wire rod related to the wire mesh business conducted there (the "Acquired Inventory"),
(ix) the Intellectual Properties (as hereinafter defined) and (x) all rights to receive payment for goods shipped on or following the Closing Date (as hereinafter defined), provided, that such goods are part of the Acquired Inventory and purchased by Purchaser pursuant to this Agreement (the "Purchaser Receivables"). As used in this Agreement, "Excluded Assets" means (A) cash, certificates of deposit, bank or savings and loan accounts, U.S. government securities, and any other marketable securities, (B) accounts receivable existing as of the close of business on the day immediately prior to the Closing Date (which shall include rights to receive payment for goods shipped prior to the Closing Date) (the "Seller Receivables"), (C) records, files and similar data not listed or described on Schedule 1.1B, (D) deposits held by utilities or governmental authorities, (E) all claims, deposits, prepayments, refunds, rebates, causes of action, choses in action, rights of recovery, rights of setoff, and rights of recovery including, without limitation, any such item relating to the payment of taxes, including, without limitation, those taxes described in the last sentence of Section 1.2(b), (F) insurance policies and proceeds from such policies (except for insurance proceeds that relate to damage or loss of any Acquired Assets, which proceeds will be included as Acquired Assets), (G) any right to receive general and/or administrative services following the Closing from personnel at Seller's Atlanta headquarters or from any of Seller's affiliates, (H) employee and intercompany receivables existing as of the close of business on the day immediately prior to the Closing Date and (I) the other assets listed on
Schedule 1.1C. The Acquired Assets shall be sold and transferred to the Purchaser free and clear of all liens, pledges, mortgages, charges, burdens, options or other rights to acquire the same, security interests, easements, restrictive covenants and other restrictions on use, adverse claims, or other encumbrances of any character whatsoever ("Encumbrances"), other than Permitted Encumbrances (hereinafter defined) and subject to obtaining the consents set forth on Schedule 2.1.4. On the Closing Date, all of the Acquired Assets that consist of tangible personal property will be located either (1) at the Maryland, Ohio or Florida Plants (collectively, the "Continuing Plants") or (2) the Georgia Plant. The Acquired Assets consisting of tangible personal property located at the Georgia Plant (the "Georgia Tangible Assets") shall be removed by Purchaser from such facility as soon as reasonably practicable following Closing Date, but in no event more than 120 days following the Closing Date. Seller will provide Purchaser, without charge to Purchaser, with reasonable assistance in the supervision of the disconnection and loading of the Georgia Tangible Assets for transport. Except as provided in the immediately preceding sentence, the loading and transportation of the Georgia Tangible Assets will be at Purchaser's sole expense, and Purchaser represents and warrants that it will have reasonable insurance coverage for all risks that may be reasonably likely to be applicable under the circumstances. Purchaser will not be responsible for any modifications or repairs at the Georgia Plant that are made necessary as a result of the removal of the Georgia Tangible Assets other than modifications or repairs which are solely the result of Purchaser's negligence. Purchaser shall and shall cause its designees to comply with Seller's reasonable safety and environmental rules, as set forth on
Schedule 1.1D, with respect to such disconnection, loading and removal of the Georgia Tangible Assets.

          (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, contract, purchase order or other agreement if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or default thereof, cause or permit the acceleration or termination thereof, or in any way materially and adversely affect the rights of Seller or Purchaser thereunder. If Seller shall be unable to obtain a consent necessary for the assignment of its title to, interest in or rights under any lease, contract, purchase order or other agreement to be assigned hereunder, then, unless such consent is a condition to Closing pursuant to Section 4.2(a)(viii), Seller and Purchaser shall cooperate in any reasonable arrangement designed to (i) provide Purchaser with the benefits, risks and burdens of such lease, contract, purchase orders or other agreement, including without limitation, (A) compliance by Seller on Purchaser's behalf and at Purchaser's expense with any such lease, contract, purchase order or other agreement and (B) enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, or (ii) enable Seller to meet its obligations, if any, under any such lease, contract, purchase order or other agreement, or to limit, to the greatest extent reasonably possible, any liability of Seller arising from its failure to perform any obligation thereunder.

     1.2   Purchase Price; Assumed Liabilities, Etc.

          (a) In consideration for the sale of the Acquired Assets to Purchaser, and in consideration of the other agreements related thereto or entered into in connection therewith, the Purchaser hereby agrees (i) to pay to Seller at the Closing (as hereinafter defined), the sum of (A) $10,425,000 plus
(B) the Acquired Inventory Value (as hereinafter defined), less (C) the Accrued Vacation Amount (as hereinafter defined), in cash or immediately available funds to an account designated by Seller at least two business days prior to the Closing (collectively the "Closing Payment") and (ii) to assume at the Closing the obligation to pay, perform and discharge the Assumed Liabilities, as defined in Section 1.2(b) below. In order to facilitate the Closing, Seller shall prepare and deliver to Purchaser, at least three business days prior to the Closing Date, a statement (the "Estimate Statement") showing the amount reasonably estimated by Seller, in good faith, to be the Acquired Inventory Value and the Accrued Vacation Amount. Prior to the Closing, Seller shall provide Purchaser with copies of or reasonable access to such books and records as are reasonably necessary for purposes of verifying the amounts set forth in the Estimate Statement. The consideration paid by Purchaser at Closing shall be based on the Estimate Statement and shall be adjusted post-Closing, if necessary, pursuant to Section 1.5 hereof. For purposes of this Agreement, "Acquired Inventory Value" shall mean the lower of market or Cost (as hereinafter defined) of the Acquired Inventory, in each case determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"). For purposes of this Section 1.2(a), "Cost" shall mean, with respect to Acquired Inventory classified in accordance with GAAP as (a) raw materials (wire, wire rod and zinc), Seller's cost of such materials, including, without limitation, any customs duties or import taxes (Seller's cost and use of such materials being determined by the first in, first out method blending purchases monthly on a Plant-by-Plant basis) and (b) work-in-process and finished goods, Seller's raw material cost determined in accordance with clause (a) of this sentence plus Seller's conversion cost determined based on Seller's actual year-to-date (through April 28, 1996) conversion costs at the Plant at which such work-in-process or finished goods have been produced, as set forth for each Plant on Schedule 1.2A. For purposes of this Agreement, "Accrued Vacation Amount" shall mean the amount accrued by Seller in compliance with Seller's vacation policy, through the date immediately preceding the Closing Date, for vacation time with respect to employees of Seller whom Purchaser has employed.


          (b)   "Assumed Liabilities" means (i) the contractual obligations of Seller existing at the Closing under raw material purchase orders placed by Seller in the ordinary course of business in a manner consistent with prior practice to the extent not filled as of the Closing and which relate exclusively to the Acquired Business (as hereinafter defined) (the "Supply Orders"); (ii) customer purchase orders relating exclusively to the Acquired Business that exist at the Closing and which were accepted by Seller in the ordinary course of business in a manner consistent with prior practice under which obligations exist to supply goods to customers following the Closing (the "Customer Orders"), (iii) contractual obligations of Seller under the contracts and agreements listed or described on Schedule 2.1.7B, but only to the extent that such obligations relate to periods after the Closing, (iv) obligations of Seller to its employees whom Purchaser has employed for accrued vacation time, amounts in respect of which are included in the Accrued Vacation Amount pursuant to Section 1.2(a), (v) all liabilities relating to Employees (as hereinafter defined) and Former Employees (as hereinafter defined) assumed by Purchaser pursuant to Section 3.2.3, (vi) contractual obligations of Seller under the contracts and agreements existing at the Closing and listed on
Schedule 2.1.8B (as updated pursuant to the last sentence of Section 2.1), or not required to be so listed because such contracts or agreements do not meet the dollar threshold set forth in Section 2.1.8B, but only to the extent such obligations relate to periods after the Closing, (vii) contractual obligations of Seller under contracts and agreements existing at the Closing and listed on
Schedule 2.1.9A and Schedule 2.1.11 (as updated pursuant to the last sentence of Section 2.1), or not required to be so listed because such contracts or agreements do not meet the dollar, cancelability or materiality thresholds set forth in Section 2.1.9(a), but only to the extent such obligations relate to periods after the Closing and (viii) contractual obligations of Seller under the collective bargaining agreements listed on Schedule 2.1.17, but only to the extent such obligations relate to periods after the Closing, and (ix) the other obligations listed on Schedule 1.2B. Purchaser does not and shall not agree to pay, assume, perform, or discharge any of Seller's debts, obligations, or liabilities (whether known or unknown, direct or indirect, absolute or contingent, matured or unmatured, or otherwise), whether the same currently
exist or come to exist in the future, except the Assumed Liabilities.   Without
limiting the foregoing, Assumed Liabilities shall not include any of (a) Seller's liabilities for borrowed money, (b) Seller's liabilities and obligations for federal, state or local income taxes resulting from the sale of the Acquired Assets hereunder, (c) except as otherwise provided in Section 7.2, Seller's liabilities and obligations for any federal, state, local or foreign excise, franchise, sales, use, gross receipts, property, ad valorem or other taxes or imports (including any penalties or interest attributable thereto) or any governmental assessments for contributions to workers' compensation or similar funds attributable either to Seller's operations not involving the Acquired Assets or to the period ending concurrently with the Closing or (d) any liability with respect to all reports, returns and similar documents with respect to the Union Employee Plan, as defined in Section 2.1.15, required to be filed with any governmental agency or distributed to any Union Employee Plan participant or any liability with respect to the individual retirement accounts to which Seller has forwarded payroll deductions for Employees and Former Employees pursuant to the Agreement between Sivaco/National Wire of Florida, a division of Atlantic Steel Industries, Inc., and United Steelworkers of America Local Union No. 6813 effective November 15, 1993, and any predecessor thereto.

     1.3 Prorations. Ad valorem taxes, real property taxes, personal property taxes and other assessments including, without limitation, water, sewage and other utility charges on the Acquired Assets, and rents and other charges payable with respect to leases assumed by Purchaser, will be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date based on the number of days of the applicable period that each party owns the Acquired Assets or is the lessee under such leases. Utility charges relating to the Acquired Assets will be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date. To the extent practicable, all such prorations and payments will be made on the Closing Date, with the balance to be made as soon as practicable following the Closing Date.

     1.4 Allocation of Consideration. As used herein, the term "Consideration" shall mean the sum of (a) the cash amounts paid by Purchaser pursuant to Section 1.2(a), as adjusted pursuant to Section 1.5, plus (b) the Assumed Liabilities. Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a schedule (the "Price Allocation Schedule"), allocating, with the consent of Seller (which consent shall not be unreasonably withheld), the Consideration paid by Purchaser among the non-competition covenant and each category of the Acquired Assets in accordance with Section 1060 of the Code (as hereinafter defined). Any objections by Seller to the Price Allocation Schedule prepared by Purchaser shall be raised, in writing, within ten business days after the receipt of Seller of such Schedule. Any such objection that is not resolved by mutual agreement of the parties within ten business days of the date of Purchaser's receipt of Seller's written objection shall be resolved by a nationally recognized accounting firm chosen by and mutually acceptable to both Purchaser and Seller. The resolution by such selected accounting firm shall be final and binding upon the parties hereto and, if necessary, a revised Price Allocation Schedule reflecting such resolution shall be prepared by Purchaser as soon as possible thereafter. The

Price Allocation Schedule (as revised, if applicable) shall be binding on the parties hereto, and Seller and Purchaser agree to act in accordance with such
Schedule in the preparation of IRS Form 8594 (and any similar form prepared under applicable state, local or foreign tax law) and in the preparation, filing and audit of any tax return.

     1.5   Post-Closing Adjustment.

     (a) Within 45 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the "Final Statement"), setting forth Seller's good faith determination of the actual adjustment, if any, to the Closing Payment (the "Final Adjustment Amount"). During the 15-day period following delivery of the Final Statement to Purchaser, Seller shall provide Purchaser with access during normal business hours to such books, records, working papers or other information as is reasonably necessary in the review of the Final Statement and the calculation of the Final Adjustment Amount to enable Purchaser to verify the accuracy of the Final Statement. The Final Statement shall become final and binding upon all parties hereto on the sixteenth day following delivery thereof (without counting such day of delivery) to Purchaser unless the Purchaser gives written notice of disagreement with the Final Statement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, and relate solely to the review of the Final Statement and the calculation of the Final Adjustment Amount.

     (b) If a Notice of Disagreement is given by Purchaser in a timely manner, then the Final Statement shall become final and binding upon all parties hereto on the earlier of (x) the date Seller and Purchaser resolve in writing any differences they may have with respect to all matters specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by the Arbitrator (as hereinafter defined). During the 15-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other with reasonable access to such books, records, working papers or other information as is reasonably necessary in the preparation or calculation of (i) the Final Adjustment Amount, (ii) the Final Statement, (iii) any Notice of Disagreement or (iv) otherwise with respect to any thereof. At the end of such 15-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Seller and Purchaser shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters arising under this Section which remain in dispute. The Arbitrator shall be the Atlanta, Georgia office of a nationally recognized independent public accounting firm mutually selected by Seller and Purchaser that is not the principal outside accounting firm for Seller or Purchaser or any person which directly or indirectly controls 25% or more of the voting stock of Seller or Purchaser. If Seller and Purchaser are unable to agree upon an Arbitrator, their respective principal outside accounting firms shall mutually select another nationally recognized independent public accounting firm to act as Arbitrator hereunder. The Arbitrator shall render a decision resolving each of the matters submitted to the Arbitrator within 30 days following submission thereto (or as soon thereafter as reasonably practicable).

All fees and expenses of the Arbitrator pursuant to this Agreement with respect to such dispute shall be borne by the party who the Arbitrator determines was not the one closer in the aggregate to being correct with respect to the
matters being disputed.   All determinations made by the Arbitrator pursuant to
this Section 1.5 shall be set forth in writing and shall be final, conclusive and binding on the parties hereto and shall not be subject to any judicial review.

     (c) Within five business days after the Final Statement becomes final and binding upon the parties, Seller or Purchaser, as the case may be, shall pay the Final Adjustment Amount. All payments pursuant to this Section 1.5 shall be by wire transfer of immediately available funds to an account designated by the recipient at least two business days prior to the date of payment.

                                    ARTICLE II
                          REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

          2.1.1 Corporate Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease or otherwise hold the Acquired Assets owned, leased or otherwise held by it and to carry on the Acquired Business as presently conducted by it. Schedule 2.1.1 contains a listing of all of the jurisdictions in which Seller is in good standing and duly qualified to conduct business as a foreign corporation as a result of its ownership or lease of Acquired Assets or its conduct of the Acquired Business.

          2.1.2 Authorization and Effect of Agreement. Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents (as hereinafter defined) executed or to be executed by Seller. The execution, delivery and performance by Seller of each of the Transaction Documents executed or to be executed by Seller have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and each of the other Transaction Documents to be executed by Seller will constitute, the valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors, rights and remedies generally) and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity. As used herein, the term "Transaction Documents" refers collectively to this Agreement, the special warranty deeds to be executed and delivered by Seller relating to the Owned Real Property (as hereinafter defined), the Bill of Sale and Assignment to be executed and delivered by Seller in the form of Exhibit A hereto (the "Bill of Sale"), the Assignment and Assumption Agreement to be executed and delivered by Seller and Purchaser in the form of Exhibit B hereto (the "Assignment and Assumption Agreement") and any other agreement or other document executed by Seller or Purchaser pursuant to this Agreement.

          2.1.3 Conflicts. Neither the execution, delivery nor performance of any Transaction Document executed or to be executed by Seller will violate or conflict with, or result in any default under, or result in the creation of any lien, charge or encumbrance under, (a) any statute, law, ordinance, rule, regulation, judgment, writ or decree ("Law") applicable to Seller, or any of its properties, which violation, conflict, default or creation could reasonably be expected to have a Material Adverse Effect (as hereinafter defined), (b) assuming the receipt of the consents of third parties listed on Schedule 2.1.4, any agreement or commitment to which Seller is a party or by which any of its properties are bound, which violation, conflict, default or creation could reasonably be expected to have a Material Adverse Effect, or (c) the charter or bylaws of Seller. As used herein, the term "Material Adverse Effect" means any material adverse effect on the operations, assets, liabilities or value of the Acquired Business (other than any material adverse effect resulting from events or circumstances affecting the wire mesh or galvanized wire industries generally) or on the ability of Seller to consummate the transactions contemplated hereunder.

          2.1.4   Consents.  Except as listed or described on Schedule
2.1.4, no actions, consents, or approvals of, or filings with, any third parties or governmental authorities (collectively, "Consents") are required in connection with the execution, delivery or performance by Seller of the Transaction Documents executed or to be executed by Seller; provided, however, that Seller is not required to list on Schedule 2.1.4 any Consents required for the assignment to Purchaser of any agreements, arrangements, commitments, guarantees, or other instruments not required to be listed on Schedule 2.1.7B, 2.1.8B, 2.1.9A or 2.1.17.

          2.1.5 Selected Financial Data. The selected financial data at and for the year ended December 31, 1995, and at and for the 17 weeks ended April 28, 1996, as set forth on Schedule 2.1.5 (the "Selected Financial Data"), is true and correct in all material respects. The Selected Financial Data includes all elements of the pre-tax income statements for the Maryland, Florida and Ohio Plants with the exception of (a) costs of goods sold (including raw material cost, manufacturing costs which are shown separately, and changes in inventory), (b) retiree health benefits except as set forth in the notes to Schedule 2.1.5, (c) interest expense and income except as set forth in the notes to Schedule 2.1.5, (d) gains or losses on disposal of fixed assets, (e) costs relating to the moving of personnel and the administrative offices from Baltimore, Maryland to Newnan, Georgia, (f) overhead expenses charged to the Acquired Business from Seller's group, corporate or parent offices, (g) computer department charges including those with respect to data line communications, and (h) general accounting costs and audit fees. The Selected Financial Data for the Georgia Plant includes conversion costs, departmental costs and inventories (tons) only.

          2.1.6 Absence of Certain Changes and Events. Except as set forth on Schedule 2.1.6, since December 31, 1995, Seller has not conducted the Acquired Business other than in the ordinary course, consistent with prior practice. Except as set forth on Schedule 2.1.6, since December 31, 1995, there has not been any Material Adverse Effect nor has there been any event or circumstance which could be reasonably likely to cause such a Material Adverse Effect.

          2.1.7   Real Property.

          (a) All of the real property owned by Seller and included in the Acquired Assets (the "Owned Real Property") is listed, along with a legal description of each parcel of such Owned Real Property, on Schedule 2.1.7A. There are no leases or other agreements granting to any other party the right to occupy or use any of the Owned Real Property. Schedule 2.1.7B sets forth a true and complete list of each lease or other agreement (the "Real Property Leases") under which Seller leases, or otherwise occupies or uses any real property (other than Owned Real Property) included in the Acquired Assets (the "Leased Real Property" and together with the Owned Real Property, the "Real Property"). At Closing, Seller will convey to Purchaser the lessee's leasehold interests in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. As used in this Agreement, "Permitted Encumbrances" means (i) liens for taxes, assessments and governmental charges not yet due and payable, (ii) zoning Laws, (iii) with respect to Owned Real Property, the encumbrances listed on Schedule 2.1.7C , (iv) with respect to the Leased Real Property the matters and terms set forth in the Real Property Leases; (v) with respect to Leased Tangible Property (as hereinafter defined) the matters and terms set forth in the leases related thereto; (vi) with respect to the Owned Real Property, any state of facts either (x) a survey of the Real Property would show, provided that no such state of facts will be considered a Permitted Encumbrance if such state of facts (A) could reasonably be expected to interfere in any material respect with Purchaser's ability to use any such Owned Real Property as it is currently being used by Seller or (B) would constitute or result in any violation of Law which would be material to any parcel of Owned Real Property, or (y) shown on surveys delivered to and approved by Buyer prior to the date hereof and (vii) any Encumbrances created by the Purchaser.

          (b) Except as set forth on Schedule 2.1.7D, the Real Property, any improvements thereon, and the use by Seller thereof conform, to the Knowledge of Seller, in all material respects, to (i) all applicable Laws, including but not limited to zoning requirements and the Americans With Disabilities Act, and
(ii) all restrictive covenants, if any.

          2.1.8   Physical Assets and Properties.

          (a) The physical assets and properties listed on Schedule 2.1.8A are included within the Acquired Assets (it being understood that such schedule is not a complete list of the Acquired Assets). Seller (subject to the exception set forth on Schedule 2.1.8A) has, and upon the Closing Purchaser (not subject to the exception set forth on Schedule 2.1.8A) will have, good title to all tangible assets and properties, whether personal or mixed, included in the Acquired Assets (the "Owned Tangible Property"), free and clear
of all Encumbrances, other than Permitted Encumbrances.   Schedule 2.1.8B sets
forth a true and complete list and brief description, as of the date of this Agreement, of each lease or other agreement under which Seller leases, licenses, holds, or operates any item of physical property, other than Real Property and other than the Owned Tangible Property, used exclusively with respect to the Acquired Business (such leased tangible property being referred to herein as the "Leased Tangible Property"); provided, however, that Schedule 2.1.8B need not include a list or description of any such lease involving payments by Seller, computed on an annual basis, of less than $10,000 per year and which, together with all other such leases not listed or described on
Schedule 2.1.8B, involve payments by Seller computed on an annual basis, of less than $100,000 per year in the aggregate. Seller has valid and enforceable leasehold interests in the Leased Tangible Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

          (b) The Owned Tangible Property and the Leased Tangible Property complies, in all material respects, with all applicable Laws. There are no items of tangible personal property situated on the Real Property that are not included in (or with respect to which valid leasehold interests are not included in) the Acquired Assets.

          2.1.9 Contracts. Set forth on Schedule 2.1.9A is a list of the following agreements (whether written or oral), arrangements, commitments, guarantees, or other instruments to which Seller is a party and which relate exclusively to the Acquired Business, excluding, however, (a) the contracts and agreements listed on Schedule 2.1.7B, 2.1.8B, 2.1.11, 2.1.17 or 2.1.20C and
(b) employee benefit plans and arrangements either (x) not being assumed by Purchaser or (y) referred to in Section 2.1.15:

          (i) any agreement, arrangement, commitment, guarantee or other instrument under which Seller has outstanding obligations of more than $25,000 (or obligations of more than $100,000 in the aggregate with all other agreements, arrangements, commitments, guarantees or other instruments not listed on Schedule 2.1.7B, 2.1.8B, 2.1.9A or 2.1.17);

          (ii) any agreement that restricts the right of Seller to engage in any type of business that would be binding on Purchaser;

          (iii) any customer contracts which either (a) have a performance period of longer than 60 days following the Closing Date, (b) involve more than ten truckloads of product or (c) involve a purchase price of $100,000 or more;

          (iv)   any partnership or joint venture agreement; and

          (v) any arrangements with third parties to act as manufacturer representatives with respect to the Acquired Business.

The agreements, arrangements, commitments, guarantees and other documents listed on Schedule 2.1.9A are legal, valid and binding obligations of Seller and, to the Knowledge (as hereinafter defined) of Seller, of the other parties thereto, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors, rights and remedies generally and subject to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and no defenses, offsets or counterclaims thereto have been asserted in writing, or, to the Knowledge of Seller, is there a reasonable basis for any defense, offset or counterclaim to be asserted by any party thereto other than Seller, nor has Seller waived any substantial rights thereunder. For purposes of this Agreement, "Knowledge" of a party means actual knowledge of any executive officers of such party and, in addition, in the case of Seller, any of George Goldstein or the most senior management person at each Plant. Except as disclosed on Schedule 2.1.9B, Seller has not, since December 31, 1995, received written notice of any material default, and Seller is not in material default, under any of the agreements, arrangements, commitments, guarantees and other documents listed on Schedule 2.1.9A, and there has not occurred any event which, with the lapse of time or giving of notice, or both, would constitute a material default by Seller under any of such agreements, arrangements, commitments, guarantees and other documents listed on Schedule 2.1.9A

          2.1.10 Conversion Costs. Schedule 1.2A fairly presents the year-to-date (through April 28) conversion costs at each Plant, prepared on a consistent basis with the prior year, except as otherwise indicated in Schedule 2.1.5.

          2.1.11 Assumed Liability Obligations to Affiliates. Except as set forth on Schedule 2.1.11, none of the Assumed Liabilities will constitute obligations to any Affiliate of Seller. As used in this Agreement, an "Affiliate" of any party means any corporation or other entity with respect to which such party (or any Affiliate thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or members of equivalent governing body.

          2.1.12 Compliance With Laws. Except as set forth in Schedule 2.1.12, Seller is not in violation of, nor, since December 31, 1995, has Seller received any written notice of any alleged violation of, any Law in the conduct of the Acquired Business, the violation of which could reasonably be expected to have a Material Adverse Effect.

          2.1.13   Environmental Matters.

          (a) Except as set forth in Schedule 2.1.13A, since December 31, 1995 (or, to the Knowledge of Seller, before such date regarding any unresolved written notices), Seller has not received written notice alleging violation of any applicable federal, state, or local Laws, licenses or permits relating to the environment in effect as of the date hereof, or orders or agreements now in effect with any governmental authority or other person (collectively, "Environmental Laws") and none of the Real Property is in violation of any applicable Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 2.1.13B, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Real Property or the facilities or operations thereon that will give rise to an environmental claim or obligation to clean up or remediate contamination resulting in Environmental Costs and Liabilities which facts, circumstances or conditions result from or arise out of any action or inaction by Seller prior to the Closing and which could reasonably be expected to have a Material Adverse Effect. "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) which result from or arise out of any requirement under any Environmental Law; provided, however, that, "Environmental Costs and Liabilities" shall not include consequential damages other than of the nature described in the following sentence, provided that under no circumstances will the term "consequential damages" as used herein be deemed to refer to any damages resulting from third party actions or claims. "Environmental Costs and Liabilities" shall include any amount up to, but not more than, $25,000 per week of consequential damages to the extent such damages are suffered or incurred during each of the second, third and fourth weeks of the first two occasions in which there occurs a temporary or permanent shut-down of the operations of a Plant or any portion of a Plant in connection with a response or compliance-related action required under any Environmental Law (each of such first two occasions, a "Plant Shut-Down"); provided, however, that in no event shall Environmental Costs and Liabilities include consequential damages arising out of any Plant Shut-Down resulting from any condition, fact or occurrence or any series of conditions, facts, or occurrences related to any prior Plant Shut-Down; and provided, further, however, that in no event shall such consequential damages exceed $75,000 in the case of any single Plant Shut-Down, or $150,000 in the aggregate.

          (c) Except as set forth on Schedule 2.1.13C, to the Knowledge of Seller and except for any of the following which would not result in a violation of any Environmental Law or in any Environmental Costs and Liabilities, (i) there is no friable asbestos contained in or forming a part of any building, building component, structure or office space included in the Real Property, (ii) no polychlorinated biphenyls are used or stored on any Real Property, (iii) there are no underground storage tanks or surface impoundments located on, under or at any Real Property, and (iv) Seller in operating the Acquired Business, has not generated, stored, treated or disposed of any Hazardous Wastes (as defined under 40 C.F.R. Parts 260-270 or applicable analogous state law) nor, to the Knowledge of Seller, has any predecessor done so on any Real Property, excluding, solely with respect to clause (iv), any Environmental Costs and Liabilities incurred in the ordinary course of business.

          (d) Except as disclosed on Schedule 2.1.13D, none of the operations of the Acquired Business is subject to any judicial or administrative civil or criminal proceeding (including potentially responsible party notices or information requests issued pursuant to the federal Superfund law or any state analogs) pursuant to Environmental Laws nor, to the Knowledge of Seller, has such a proceeding been threatened.

          (e) Without limiting the generality or effect of the foregoing subsections, Schedule 2.1.13E is a true and correct list of (i) all underground storage tanks, and the capacity, contents and age of such tanks, located on any Real Property and (ii) all material permits, variances, authorizations or approvals issued to Seller and necessary for the continued operation of the Acquired Business in the same manner as presently conducted.

          2.1.14 Litigation; Decrees. Except as disclosed on Schedule 2.1.14, there are no lawsuits, claims or administrative or other proceedings or investigations pending or, to the Knowledge of Seller, threatened by, against or affecting Seller and relating to the Acquired Assets or the Acquired Business, which could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 2.1.14, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority relating to the Acquired Assets or the Acquired Business, which could reasonably be expected to have a Material Adverse Effect.

          2.1.15   Employee Plans.

          (a)Definitions:

               (i) "Employee" shall mean any person employed by Seller on the day immediately prior to the Closing Date in connection with the Acquired Business at the Maryland Plant, Ohio Plant or Florida Plant or, in the case of the Georgia Plant, those persons listed on Schedule 2.1.20A under the heading "SNW-Georgia." Where applicable, Employee shall include the beneficiaries and dependents of such Employee.

               (ii) "Former Employee" shall mean any person formerly employed by the Seller, or any predecessor thereto, who rendered any services in connection with the Acquired Business. Where applicable, Former Employee shall include the beneficiaries and dependents of such Former Employee.

               (iii) "Multiemployer Pension Plan" shall mean the Central States, Southeast and Southwest Areas Pension Fund.

               (iv) "Salaried Savings Plan" shall mean the National Wire Products Tax Incentive Savings Plan for Salaried Employees.

               (v) "Union Employee Plan" shall mean the Revised Pension Plan Agreement of National Wire Products and United Steelworkers of America, Local 5861.

          (b)   The Union Employee Plan:

                (i) With respect to the Union Employee Plan, the Seller has provided Purchaser with copies of the (a) the plan and trust (including all amendments thereto), (b) the most recent annual report, actuarial report and financial report, (c) the most recent determination letter issued by the Service, and (d) the most recent summary plan description and summary of material modifications.

                (ii) The Union Employee Plan has been maintained and administered in all material respects in compliance with its terms and with applicable law. The Union Employee Plan is intended to be qualified within the meaning of section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Seller has received a determination letter from the Internal Revenue Service (the "Service") to the effect that the Union Employee Plan is qualified and exempt from Federal income taxes under sections 401(a) and 501(a), respectively, of the Code, this determination letter has not been revoked, and, to the Knowledge of the Seller, revocation has not been threatened; and the Union Employee Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under section 307 of ERISA. The Seller has also provided the Purchaser with all amendments to the Union Employee Plan made since the most recent favorable determination letter. No event has occurred that could subject the Union Employee Plan to tax under section 511 of the Code.

                (iii) Except as disclosed in Schedule 2.1.15B, there are no investigations by any governmental agency, termination proceedings or other claims (except for claims for benefits payable in the normal operation of the Union Employee Plan), suits or proceedings against or involving the Union Employee Plan or asserting any rights or claims to benefits under the Union Employee Plan that could give rise to any material liability.

                (iv) Except as disclosed in Schedule 2.1.15B, (1) all contributions to, and payments from, the Union Employee Plan that have been required to be made in accordance with the terms of the Union Employee Plan, any applicable collective bargaining agreement, and section 302 of ERISA or section 412 of the Code have been timely made except where any failure would not result in a material liability, (2) there has been no application for or waiver of the minimum funding standards of section 412 of the Code with respect to the Union Employee Plan, and (3) the Union Employee Plan does not have an "accumulated funding deficiency" within the meaning of section 412(a) of the Code as of the end of the most recently completed plan year.

                (v) Schedule 2.1.15B discloses whether, with respect to the Union Employee Plan: (1) any "prohibited transaction" (as defined in section 4975 of the Code or section 406 of ERISA) has occurred that involves the assets of the Union Employee Plan, which is not exempt under section 408 of ERISA and 4975 of the Code, and with respect to which there is a reasonable likelihood of a material liability to the Purchaser; (2) the Union Employee Plan has been terminated or been the subject of a "reportable event" (as defined in section 4043 of ERISA and the regulations promulgated thereunder) other than a reportable event with respect to which the 30-day notice requirement has been waived or which may result from the consummation of the transactions contemplated by the Agreement; and (3) the Seller or any trustee, administrator or other fiduciary of the Union Employee Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Purchaser or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

               (vi) Except as disclosed in Schedule 2.1.15B, all premium payments due to the Pension Benefit Guaranty Corporation pursuant to ERISA section 4007 prior to the date hereof have been timely paid.

               (vii) With respect to the Union Employee Plan, the Seller has provided the Purchaser with a letter from the Plan's actuary (receipt of which is acknowledged) regarding the Plan's funded status, on both an ongoing and termination basis, as of the most recent valuation date. The information supplied to the actuary by the Seller for use in preparing these reports was complete and accurate in all material respects and the Seller has no reason to believe that the conclusions expressed in this letter were incorrect.

               (viii) No employee of the Seller will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under the Union Employee Plan as a result of the transaction contemplated by this Agreement.

               (ix) Notwithstanding anything to the contrary in this Agreement, on the Closing Date, the Seller will provide the Purchaser with copies of all records for any Employee or Former Employee that will be required to administer the Union Employee Plan and warrants and represents that such records are complete and accurate in all material respects. The Seller agrees to reasonably cooperate with the Purchaser in the event that an Employee or Former Employee challenges the accuracy of any record provided pursuant to this
Section in the course of a claim for benefits under the Union Employee Plan.

          (c) The Multiemployer Plan: The Seller has provided the Purchaser with a letter from the Multiemployer Plan (receipt of which is hereby acknowledged) regarding the amount of withdrawal liability (as defined in section 4201 of ERISA) that would be incurred if the Seller had withdrawn from the plan in 1995. Except as disclosed in Schedule 2.1.15C, the Seller has no reason to believe that the conclusion expressed in this letter is incorrect.

          (d) The Salaried Savings Plan: The Salaried Savings Plan is intended to be qualified within the meaning of section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Seller has received a determination letter from the Internal Revenue Service (the "Service") to the effect that the Salaried Savings Plan is qualified and exempt from Federal income taxes under sections 401(a) and 501(a), respectively, of the Code; this determination letter has not been revoked, and, to the knowledge of the Seller, revocation has not been threatened; and the Salaried Savings Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or exempt status. The Salaried Savings Plan has been maintained and administered in all material respect in compliance with the applicable provisions of the Code relating to qualified plans. The Seller has delivered to the Purchaser a copy of the most recent determination letter received with respect to the Salaried Savings Plan,
along with a copy of any pending application for a determination letter.   The
Seller has also provided the Purchaser with all amendments to the Salaried Savings Plan made since the most recent favorable determination letter.

          2.1.16 Warranty and Product Liability Claims. Except as described on Schedule 2.1.16, Seller has not made any express warranties or guaranties with respect to any products manufactured or sold or services rendered in the operation of the Acquired Business. Except as described on Schedule 2.1.16, no written claims have been asserted during the past two years that any product of the Acquired Business caused any injury or harm to any person.

          2.1.17   Labor Matters.  Except as listed on Schedule 2.1.17
Seller, with respect to Employees and Former Employees, (a) has no written handbook applicable to such Employees, (b) is and has been in compliance since January 1, 1996, with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation and is not engaged in any unfair labor practices, which the failure to comply with could reasonably be expected to have a Material Adverse Effect, (c) has no grievances pending or, to the Knowledge of Seller, threatened against it that could reasonably be expected to have a Material Adverse Effect and (d) has no charges or complaints pending or, to the Knowledge of Seller, threatened against it before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against or affecting the Acquired Business or the Acquired Assets. Except as listed on
Schedule 2.1.17, Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of the employment of any Employee or Former Employee, and no collective bargaining agent has been certified as a representative of any of the Employees or Former Employees. Except as listed on Schedule 2.1.17, to the Knowledge of Seller, no union organizational campaign is currently pending with respect to any of the Employees or Former Employees.

          2.1.18 Customers. Schedule 2.1.18 contains a listing of the ten largest customers of each Plant (based on purchases) for (i) the 17 weeks ended April 30, 1995, (ii) the 12 months ended December 31, 1995 and (iii) the 17 weeks ended April 28, 1996.

          2.1.19 Licenses, Permits, Etc. Schedule 2.1.19 sets forth, to the Knowledge of Seller, all governmental licenses, franchises, permits and other authorizations held by Seller and relating to the Acquired Business (other than those listed on Schedule 2.1.13E). Seller holds all government licenses, franchises, permits and other authorizations necessary in the conduct of the Acquired Business which the failure to hold could reasonably be expected to have a Material Adverse Effect.

          2.1.20 Compensation. Schedule 2.1.20A contains the name and position of each salaried Employee as of the date hereof and sets forth the total current annual salary, bonus and commission arrangements for each such person. Schedule 2.1.20B sets forth a true and complete list of all employment agreements between Seller and any Employee. Schedule 2.1.20C sets forth a true and complete list of all consulting, service or commission agreements to which Seller is a party and which relate to the Acquired Business.

          2.1.21   Intellectual Properties.   Set forth on Schedule 2.1.21
is a listing of all patents, trademarks, trade names, service marks, copyrights and other items of intellectual property included in the Acquired Assets (the "Intellectual Properties"). No rights with respect to any of the Intellectual Properties have been licensed to any other person. To the knowledge of Seller, the Intellectual Properties used in connection with the operations of the Acquired Business do not violate or infringe upon the rights of any other person in any patent, trademark, trade name, service mark, copyright or other intellectual property. Except for the service mark and trade name "Sivaco," and any derivative or form thereof (the rights to which name are not being transferred to Purchaser and are not included in the Acquired Assets), the Intellectual Properties constitute all intellectual properties currently used in connection with and material to the operations of the Acquired Business.

          2.1.22 Finders. Neither Seller nor any other Affiliate of Seller has made any agreement with any person or taken any action which would cause any person to become entitled to an agent's, broker's, or finder's fee or commission in connection with the transactions contemplated hereby.

          2.1.23 Sufficiency of Acquired Assets. The Acquired Assets constitute all properties and assets (other than the Excluded Assets and other than inventory and other assets acquired or disposed of in the ordinary course of business) currently used in connection with the Acquired Business.

Except as expressly set forth in this Section 2.1, Seller makes no representations or warranties, express or implied, at law or in equity, in respect of any of the Acquired Assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 2.1, the Purchaser is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity. Seller shall be permitted to update Schedules 2.1.8A, 2.1.8B, 2.1.9A, 2.1.11,

2.1.20A and 2.1.20C at any time or from time to time prior to the Closing to reflect changes occurring after the date hereof but prior to the Closing, provided that such changes do not occur as a result of any violation by Seller of Section 3.1.6 of this Agreement or any other provision of this Agreement.

     2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

          2.2.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2.2.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed or to be executed by Purchaser. The execution, delivery and performance by Purchaser of each of the Transaction Documents executed or to be executed by Purchaser have been duly authorized by the board of directors of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes, and each of the other Transaction Documents to be executed by Purchaser will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          2.2.3 Conflicts. Neither the execution, delivery, nor performance of any Transaction Document executed or to be executed by Purchaser will violate or conflict with, or result in any default under (a) any Law applicable to Purchaser, which violation, conflict or default could reasonably be expected to have a Material Adverse Effect, (b) assuming the receipt of the consents listed in Schedule 2.2.4, any agreement or commitment to which Purchaser is a party or by which any of its properties are bound, which violation, conflict or default could reasonably be expected to have a Material Adverse Effect, or (c) any provision of the certificate of incorporation or bylaws of Purchaser.

          2.2.4 Consents. Except as listed on Schedule 2.2.4, no actions, consents, or approvals of, or filings with, any third parties or governmental authorities are required in connection with the execution, delivery or performance by Purchaser of the Transaction Documents executed or to be executed by Purchaser.

          2.2.5 Finders. Neither Purchaser nor any Affiliate of Purchaser has made any agreement with any person or taken any action which would cause any person to become entitled to an agent's, broker's or finder's fee on commission in connection with the transactions contemplated hereby.

          2.2.6 Financing. Purchaser has financing available to permit Purchaser to effect the purchase of the Acquired Assets pursuant to this Agreement.

                                    ARTICLE III

                              PRE-CLOSING COVENANTS

     3.1 Covenants of Seller. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Purchaser:

          3.1.1 Employees and Business Relations. Seller shall use commercially reasonable efforts to keep available the services of the present Employees (except normal separations of Employees in the ordinary course of the Business and consistent with prior practice), agents and consultants of the Acquired Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business; it being understood by Purchaser, however, that Employees of Seller upon becoming aware of the transactions contemplated by this Agreement may voluntarily terminate their employment with Seller and Seller has no control over such voluntary terminations. Seller shall provide "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored, maintained or contributed to by Seller and who has experienced a "qualifying event" or is receiving such "continuation coverage" on or prior to the Closing Date. "Continuation coverage," "qualified beneficiary," "qualifying event" and "group health plan" shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

          3.1.2 Incorrect Representations or Warranties. Seller shall promptly disclose to Purchaser any information contained in its representations and warranties or the schedules hereto which, because of an event occurring after the date hereof as to which Seller has Knowledge, makes said warranties and representations or schedules incomplete or incorrect in any material respect (or in any respect in the case of representations and warranties which contain materiality qualifiers) as of any time after the date hereof until the Closing Date.

          3.1.3   Satisfaction of Conditions.  Subject to the requirements of
Section 3.1.6, Seller shall use commercially reasonable efforts to conduct the Acquired Business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true in all material respects (or in all respects in the case of representations and warranties that contain materiality qualifiers) as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Seller in order to expedite the consummation of the transactions contemplated hereby.


          3.1.4 Sale of Acquired Assets, Negotiations. Seller will not, and will cause its Affiliates, employees, agents, legal counsel, and financial advisors not to, solicit, accept, consider or approve any other offer to purchase any of the Acquired Assets (other than sales of inventory and other dispositions of assets in the ordinary course of business), or engage in any similar transaction nor hold discussions or negotiations with, or provide any information to, any other individual, corporation, partnership or other entity concerning such sales or transactions (other than such actions which are in furtherance of the transactions contemplated herein or are required by any applicable regulatory authorities). Seller shall not provide any confidential information concerning the Acquired Business to any third party other than in the ordinary course of business and consistent with prior practice or as required by law.

          3.1.5 Access. Subject to the terms of the Confidentiality Agreement referred to in Section 7.4, Seller shall provide to Purchaser's officers, employees, counsel, accountants, lenders and other representatives, during normal business hours, the following: (i) reasonable access to all Records, any items that appear on any of the Schedules to this Agreement, any customer or supplier invoices, and other items to which Purchaser needs access for the purpose of making an orderly transition of the Acquired Business to Purchaser, (ii) the ability, at reasonable times, to meet with the senior Plant managers and, under the supervision of such senior Plant managers, to take Plant tours and meet with salaried Employees (provided that such meetings with salaried Employees will not include a discussion of compensation unless approved in writing by Barry Retter), (iii) the ability to conduct third party appraisals of the Acquired Assets, and (iv) reasonable access in connection with the conduct of the physical inventory provided for by Section 6.6. Purchaser will limit the number of persons provided with access to Seller's assets or personnel in accordance with this Section 3.1.5 (the "Access Personnel") in order to minimize disruption to Seller and not to unreasonably interfere with Seller's business operations. Persons within Purchaser's organization who constitute Access Personnel with respect to any given area of access will be persons responsible for, or regularly involved in, such subject matters within Purchaser's organization. Access of Purchaser's lenders in accordance with this Section 3.1.5 will be cleared in advance by Purchaser with the applicable Plant manager and will be supervised by such Plant manager.

          3.1.6   Operation of the Business.  Seller will:

               (a) Conduct the Acquired Business consistently in all material respects with Seller's prior practice, and not take or permit to be taken or do or suffer to be done with respect to the Acquired Business anything other than in the ordinary course of the Acquired Business as presently conducted, and not permanently move from its current location (other than from a Plant to a Continuing Plant) any asset to be sold to Purchaser;

               (b) Maintain the tangible Acquired Assets in at least as good condition as they were being maintained as of the date hereof, normal wear and tear excepted; provided, however, that Seller will not be required to make any repair except for repairs necessary to keep each Plant operational;

               (c) Not terminate, create or amend any Employee Plan except as required by law;

               (d) Not grant any increases in Employee compensation, except in the ordinary course of business and consistent with prior practice; and

               (e) Absent the approval of Purchaser, not accept or otherwise enter into any customer contract which either (i) has a performance period of longer than 60 days following the Closing, (ii) involves more than ten truckloads of product or (iii) involves a purchase price of $100,000 or more;

provided, however, that Seller will not be required to inventory spare parts or supplies in the quantities consistent with prior practices but will be required to maintain reasonably adequate inventories thereof.

          3.1.7 Updates to Selected Financial Data. Until the Closing, within five days after the preparation thereof, from financial data regularly prepared for Seller's management, Seller will provide to Purchaser, to the extent available, an update of the Selected Financial Data. The information provided in such update shall be true and correct in all material respects.

          3.1.8 Rod Orders. Prior to the Closing Date, Seller shall consult with Purchaser prior to making any new orders for rod. If Purchaser shall inform Seller within 48 hours of such consultation with respect to any particular rod order (each, a "Seller's Order") that Purchaser is able to arrange a substitute order for rod at an aggregate cost (including shipping) which is at least 5% lower, Seller shall make such substitute order; provided that Seller shall be under no obligation to make any substitute order (a) for rod which in the sole reasonable judgment of Seller is not of a comparable quality to the rod Seller may obtain pursuant to the Seller's Order for which Purchaser has offered a substitute or (b) that cannot be placed and filled within substantially the same time periods as such Seller's Order.

          3.1.9   WARN Act Compliance.  Through the Closing Date, Seller
shall take all necessary actions to comply with the Federal Workers Adjustment and Retraining Act to the extent applicable with respect to employees at the
Georgia Plant.    Purchaser shall not take any action with respect to the
Employees of Seller at the Maryland Plant, Ohio Plant or Florida Plant which would result in Seller having any disclosure or announcement obligations under such act. Purchaser shall not have any disclosure or announcement obligations under the WARN Act with respect to any employees or former employees of Seller at the Georgia Plant. Seller and Purchaser shall indemnify and hold each other harmless from any action, claim, suit, proceeding or assertion of liability resulting from any noncompliance with this Section 3.1.9.

          3.1.10 Real Property Transfer Related Documents. Seller shall prepare and file all transfer related affidavits, reports, statements or similar documents required to be prepared or filed by Seller with respect to conveyances of Real Property.

     3.2 Covenants of Purchaser. Purchaser covenants and agrees that, pending the Closing,

          3.2.1 Cooperation. Purchaser will cooperate with Seller and use commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Purchaser in order to expedite the consummation of the transactions contemplated hereby.

          3.2.2 Employees. Within 15 days following the date of this Agreement, Purchaser will provide Seller with a list (the "Employee List") of Employees to whom Purchaser does not intend to make offers of employment (which list shall not include more than 12 Employees). Purchaser will offer employment as of the Closing to all Employees, other than those included on the Employee List, at the same level of base compensation (excluding any bonus and commission arrangements) and on other terms of employment and conditions substantially similar to those in effect immediately prior to the Closing for other comparably situated employees of Purchaser (other than terms and conditions relating to employee benefit plans which are the subject of Section
3.2.3 and will be governed by that Section); provided, however, that nothing herein shall limit the ability of Purchaser to change the level of compensation and other terms and conditions of employment after the Closing Date. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any Employee or Former Employee, including wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination of employment prior to Closing by Seller (other than such amounts which are included in the definition of Assumed Liabilities for which Purchaser shall be responsible and shall cause to be discharged and satisfied in full) and shall indemnify Purchaser and hold Purchaser harmless from any losses thereunder.

          3.2.3   Employee Plans.

              (a) Employee Benefit Plans. Purchaser shall cause all Employees to become participants effective as of the Closing in the employee benefit plans sponsored by Purchaser on the same terms as similarly situated employees of Purchaser. With respect to each plan of Purchaser that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA ("Purchaser Welfare Plans"), Purchaser will waive all pre-existing condition exclusions, actively at work and waiting period conditions. Purchaser will provide credit under its employee benefit plans to Employees for service with Seller and its Affiliates for all purposes for which such service was recognized by Seller and its Affiliates, other than for benefit accrual under the pension plans sponsored by or contributed to by Purchaser, provided that such service credit shall not be required to the extent that it would result in duplication of benefits in respect of the same period of service. Employees' medical expenses incurred prior to the Closing shall be taken into account in satisfying deductible and out-of-pocket limitations for the year in which the Closing occurs under the Purchaser Welfare Plans. Seller will retain all liabilities accrued prior to the Closing Date under the employee plans sponsored by or contributed to by Seller, other than the Union Employee Plan or the Multiemployer Pension Plan (to the extent provided below in Section 3.2.3(c)), including (i) in the case of medical benefits, liability for all medical expenses incurred prior to the Closing Date and liability for all medical expenses incurred by employees not actively performing services as of the Closing Date due to an injury or illness that is determined to result in the Employee's disability, without regard to whether such determination is made prior to or after the Closing and without regard to whether such medical expenses are incurred prior to or after the Closing, and (ii) in the case of disability benefits, liability for employees who were not actively performing services as of the Closing Date due to an injury or illness that is determined to result in the Employee's disability, without regard to whether such determination is made prior to or after the Closing. To the extent Purchaser pays any benefits with respect to which Seller has retained the liability pursuant to the preceding sentence, Seller will reimburse Purchaser for all such amounts as soon as practicable after receipt of written notice from Purchaser. Purchaser agrees to cooperate reasonably with any Employee with respect to whom Seller has retained liability for medical or disability benefits and to take all commercially reasonable action to enable such Employee to return to active service as soon as appropriate. Purchaser shall be responsible for all Employee-related liabilities accrued or incurred following the Closing, including in the case of medical benefits, except to the extent provided above, liability for medical expenses incurred following the Closing.

               (b)   Pension Plans.

                    (i) 401(k) Plan. Purchaser will permit Employees who participate in the National Wire Products Tax Incentive Savings Plan for Salaried Employees to effect a direct rollover of their accounts to Purchaser's 401(k) plan (including outstanding participant loans). Purchaser will amend its 401(k) plan if necessary to allow such rollovers.

                    (ii) Defined Benefit Plan for Union Employees. Prior to the Closing, Seller and Purchaser will take all action necessary so that Purchaser will, effective as of the Closing Date, become the employer and plan sponsor of the Revised Pension Plan Agreement of National Wire Products and United Steelworkers of America, Local 5861 (the "Union Employee Plan"); subject however, to Seller's Election (as defined below) to retain such plan. On or after the Closing, Purchaser shall continue to maintain (for such period as may be required by the applicable Collective Bargaining Agreement) the Union Employee Plan in accordance with its terms as in effect immediately prior to the Closing and as may be required by the applicable Collective Bargaining Agreement (with such changes as may be required by law or the applicable Collective Bargaining Agreement). Seller will cause the trustees of the master trust in which the Union Employee Plan participates (the "Master Trust"), as of the Master Trust's valuation date next following the Closing Date (the "Union Employee Plan's Valuation Date"), to value, in a manner consistent with its prior practices, the Union Employee Plan's allocable share of the assets of the Master Trust (the "Union Employee Plan's Asset Value"). As soon as practicable after the determination of the Union Employee Plan's Asset Value, Seller shall cause the trustees of the Master Trust to transfer to a successor trustee designated by Purchaser an amount in cash or other property mutually acceptable to Purchaser and Seller (the "Union Employee Plan's Transferred Assets") equal to the Union Employee Plan's Asset Value, (a) increased by interest during the period from the Union Employee Plan's Valuation Date to the date of transfer (the "Interim Period") on the portion of the Union Employee Plan's Transferred Assets held in cash at an interest rate equal to the interest rate credited from time to time during the Interim Period on short term investments held in the Master Trust (the "Interest Rate"), and (b) reduced by (i) an amount equal to the benefit payments made to participants in the Union Employee Plan or their beneficiaries under the Union Employee Plan during the Interim Period plus interest at the Interest Rate on such benefit payments for the Interim Period and (ii) an amount equal to the allocable share (determined in accordance with past practice) of fees and expenses of the Union Employee Plan arising during the Interim Period plus interest at the Interest Rate on such allocable share of fees and expenses for the Interim Period.

     Within 60 days after the Closing Date, Purchaser will either (a) provide Seller with an opinion letter of counsel acceptable to Seller that the successor trust established by Purchaser in connection with the Union Employee Plan satisfies the requirements for exemption under Section 501 of the Code as of the later of its effective date or the date of transfer of the Union Employee Plan's Transferred Assets or (b) deliver to Seller a favorable determination letter issued by the IRS that the successor trust established by Purchaser in connection with the Union Employee Plan satisfies the requirements for exemption under Section 501 of the Code as of the later of its effective date or the date of transfer of the Union Employee Plan's Transferred Assets. No transfer shall be made unless Purchaser provides Seller with the opinion letter or determination letter referred to herein.

     In consideration for the transfer of assets described in this section, Purchaser shall, effective as of the Closing Date, assume all of the liabilities and obligations of the Seller and its Affiliates in respect of the Union Employee Plan (i) relating to benefits accrued as of the Closing Date,
(ii) for all minimum funding obligations payable after the Closing Date and
(iii) all other obligations of a plan sponsor arising after the Closing Date and Seller and its Affiliates shall be relieved of all such liabilities and obligations with respect to the Union Employee Plan.

     If Seller elects within five days prior to Closing in writing to retain the Union Employee Plan (the "Election"), the foregoing terms regarding transfer of the sponsorship of the Union Employee Plan and the assets relating thereto shall be ineffective and the Purchase Price will be increased by $700,000.

                    (iii) Pension Plan for Non-Union Employees. Seller will retain all liabilities under, and there will be no transfer of assets with respect to, the Employees' Retirement Plan of National Wire Products. All Employees participating in such plan as of the Closing will be treated as having terminated as of the Closing Date. Such Employees will be permitted to participate in any pension plans established or maintained by Purchaser for similarly situated employees.

               (c)   Union Employees.

                    (i) Collective Bargaining Agreements. Purchaser will assume all collective bargaining agreements currently in force at the Plants, specifically: the Agreement between SNW/Ohio, a Division of Atlantic Steel Industries, Inc. and Teamsters, Chauffeurs, & Warehousemen, Local No. 20; the Agreement between Sivaco/National Wire of Florida and United Steelworkers of America, Local Union No. 6813; and the Agreement between Sivaco/National Wire

Maryland and United Steelworkers of America, Local Union No. 5861, and as provided in Section 1.2(b), all of Seller's obligations thereunder arising after the Closing.

                    (ii) Multiemployer Pension Plan. (A) With respect to the Multiemployer Pension Plan, Purchaser and Seller intend to satisfy the requirements of Section 4204 of ERISA to avoid a withdrawal by Seller or its Affiliates as a result of the transactions contemplated hereby from the Multiemployer Pension Plan in respect of the Employees covered by the Multiemployer Pension Plan. In this regard, effective as of 12:01 a.m. on the Closing Date, Purchaser shall become a successor employer contributing to the Multiemployer Pension Plan on behalf of the Employees participating therein pursuant to the terms of the applicable Collective Bargaining Agreement and Purchaser will make contributions after the Closing Date to the Multiemployer Pension Plan for substantially the same number of contribution base units (as defined in ERISA Section 4001 (a)(11)) for which the Seller or its Affiliates had an obligation to contribute to the Multiemployer Pension Plan.

                    (B)   Purchaser will provide to the Multiemployer
Pension Plan, as soon as practicable after the Closing Date and in any event by the time required pursuant to Section 4204 of ERISA, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA with a five-year term commencing as of the first day of the first plan year of the Multiemployer Pension Plan immediately following the Closing Date (the "Protected Period") or establish an escrow account with a bank or similar financial institution, with the same term, satisfactory to the trustees of the Multiemployer Pension Plan in an amount equal to the greater of (x) the average of Seller's or its Affiliate's annual contributions to the Multiemployer Pension Plan for the three plan years preceding the plan year in which the Closing Date occurs, or (y) Seller's contribution to the Multiemployer Pension Plan for the plan year preceding the plan year in which the Closing Date occurs.

                    (C) If there is a partial or complete withdrawal (as such terms are defined in Sections 4205(a) and 4203(a) of ERISA respectively) from the Multiemployer Pension Plan by Purchaser prior to the end of the Protected Period, Seller or such Affiliate of Seller that was obligated to contribute to such Multiemployer Pension Plan shall be secondarily liable for any withdrawal liability Seller or such Affiliate would have had to the Multiemployer Pension Plan had Seller and Purchaser not entered into the agreements contained in this
Section 3.2.3(c) to the extent the liability of Purchaser to the Multiemployer Pension Plan as a result of such complete or partial withdrawal therefrom is not paid by Purchaser or its Affiliates to the Multiemployer Pension Plan in respect of such withdrawal.

                    (D) Purchaser and Seller agree to take all action necessary to request and use all reasonable efforts to obtain a variance or exemption from the Multiemployer Pension Plan or Pension Benefit Guaranty Corporation with respect to the Purchaser's bond or escrow obligation and the Seller's contractual promise to be secondarily liable in accordance with ERISA

Section 4204 and the regulations promulgated thereunder. If such variance or exemption is granted or in the event an exemption from such requirements is available under applicable regulation and the Multiemployer Pension Plan confirms that such exemption is applicable, then paragraph (B) and/or (C) of this Section 3.2.3(c)(ii), as the case may be, shall not apply.

               (d) Retiree Medical Benefits. Seller shall retain all liability for all post retirement medical and life insurance benefits for all Former Employees who have retired prior to the Closing. Purchaser shall be responsible for all post retirement medical and life insurance benefits for any Employee who retires after the Closing; provided, however, that nothing herein shall obligate Purchaser to provide either post-retirement medical or life insurance benefits to any Employee after the Closing.

     3.3 HSR Act. Seller and Purchaser agree to make (or that their respective ultimate parent entities, if different, will make) appropriate filings of Notification and Report Forms pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions contemplated hereby within three business days after the date of execution of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Neither Seller nor Purchaser will take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or consents or the termination of any waiting periods. Seller, within two days following written notification of Purchaser's filing of a Notification and Report Form pursuant to the HSR Act, will reimburse Purchaser for one-half of the HSR Act filing fee paid by Purchaser.

     3.4 Duty to Inform. If, prior to the Closing, Purchaser discovers any facts that would make any of Seller's representations or warranties or schedules set forth in this Agreement incomplete or incorrect, in any material respect, Purchaser shall disclose such information to Seller promptly, and in all cases, prior to Closing. Notwithstanding anything to the contrary in the foregoing sentence, the discovery by Purchaser of such facts shall not relieve Seller of any of the consequences associated with the discovery and existence of such information.

     3.5 Real Property Transfer Related Documents. Purchaser shall prepare and file all transfer related affidavits, reports, statements or similar documents required to be prepared or filed by Purchaser with respect to conveyances of Real Property.

     3.6 Estoppel Certificates. Seller will use commercially reasonable efforts to assist Purchaser in obtaining from the landlords with respect to the Ohio Plant and the leased portion of the Florida Plant such landlords' estoppel certificates as are requested by Purchaser's lenders; provided, that Seller shall not be obligated under this Section 3.6 to incur any out-of-pocket costs unless such costs are advanced to Seller by Purchaser without restriction.

     3.7 Ivaco Steel Mills Personnel. Purchaser shall permit the five employees of Ivaco Steel Mills who currently maintain offices at the Maryland Plant to continue to use such offices, without charge, following the Closing Date until September 30, 1996.

ARTICLE IV
CLOSING

     4.1   Closing.  Unless this Agreement is first terminated as provided in
Section 7.1 hereof, and subject to the satisfaction or waiver of all conditions to the consummation of the transactions contemplated hereby, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., Houston, Texas, beginning at 9:00 a.m. (local time) on the later of July 15, 1996, or five business days following the expiration of the applicable waiting period under the HSR Act. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall not be deemed to have been completed until the last of the conditions to be satisfied pursuant to this Agreement has been satisfied or waived.

     4.2   Conditions to Closing.

          (a) The obligations of Purchaser to effect the Closing are subject to the fulfillment, satisfaction or waiver of each of the following conditions precedent:

          (i) The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true on the date hereof in all material respects (except that any representations and warranties of Seller which contain materiality qualifiers shall have been true in all respects) and after taking into account the last sentence of Section 2.1 shall be true on the Closing Date in all material respects (except that any representations and warranties of Seller which contain materiality qualifiers shall be true in all respects), with the same effect as though such representations and warranties were made as of such date. Purchaser shall have received a certificate of the President or a Vice President of Seller or George Goldstein, dated the Closing Date, to the effect that the conditions specified in this clause (i) have been fulfilled.

          (ii) Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing. Purchaser shall have a received certificate of the President or a Vice President of Seller or George Goldstein, dated the Closing Date, to the effect that the conditions specified in this clause (ii) have been fulfilled.

          (iii) Seller shall have executed and delivered to Purchaser special warranty deeds in a form customary in each jurisdiction in which the Owned Real Property is located.

          (iv) Seller shall have executed and delivered to Purchaser the Bill of Sale and such other instruments of conveyance in a form reasonably satisfactory to Purchaser as shall in Purchaser's reasonable opinion be necessary or appropriate to convey to Purchaser all of the Acquired Assets (other than the Owned Real Property) free and clear of all Encumbrances other than Permitted Encumbrances.

          (v) Purchaser shall have received title insurance commitments for the Owned Real Property in a form, and with such modifications, deletions and endorsements reasonably requested by Purchaser, customary in each jurisdiction in which the Owned Real Property is located redated to the date and time of the Closing with no Encumbrances other than Permitted Encumbrances and the printed exceptions set forth therein (amended or deleted as is customary in the applicable jurisdiction).

          (vi) Seller shall have executed and delivered an Assignment and Assumption Agreement.

          (vii)   Seller shall have executed and delivered a Lease
Assignment and Assumption Agreement (the "Lease Assignment") in substantially the form of Exhibit C hereto.

          (viii)   All Consents listed (or required to be listed) on
Schedule 2.1.4 shall have been obtained (except any such Consents identified as "immaterial" consents on Schedule 2.1.4).

          (ix) Purchaser shall have obtained any governmental licenses or permits listed on Exhibit D.

          (x) Fried, Frank, Harris, Shriver & Jacobson, counsel for Seller, shall have delivered to Purchaser a written opinion, dated the Closing Date, in substantially the form of Exhibit E hereto.

          (xi) No injunction shall have been instituted by a court of competent jurisdiction restraining or prohibiting the consummation by Purchaser of the transactions contemplated by this Agreement. In the event any such injunction shall have been issued, Purchaser agrees to use its reasonable efforts, through the 120th day following the date hereof, to have such injunction lifted, provided that (A) Seller and Purchaser share equally in all costs associated with such efforts and (B) neither Seller nor Purchaser is obligated to spend more than an aggregate of $50,000 with respect thereto.

          (xii) No proceeding which, in the reasonable opinion of Purchaser (based on the advice of its counsel), is material shall have been instituted in a court of competent jurisdiction seeking damages on account or as a result of the consummation by Purchaser of the transactions contemplated by this Agreement which, if adversely determined, would have a Material Adverse Effect and which presents a reasonable probability that the plaintiff will prevail on the merits.

          (xiii) Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

          (xiv) The New Florida Consultant (as hereinafter defined) shall have been jointly selected by Purchaser and Seller.

          (xv) Purchaser shall be reasonably satisfied that, at the time of Closing, the Maryland Plant air emissions (at normal operating levels) comply with all applicable Environmental Laws such that the Maryland Plant air emissions shall not prevent Purchaser from obtaining any permits required to be obtained as a result of Purchaser acquiring the Maryland Plant.

     (b) The obligations of Seller to effect the Closing are subject to the fulfillment, satisfaction or waiver of each of the following conditions precedent:

          (i) The representations and warranties of Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall have been true on the date hereof in all material respects (except that any representations and warranties of Purchaser which contain materiality qualifiers shall have been true in all respects) and shall be true on the Closing Date in all material respects (except that representations and warranties of Purchaser which contain materiality qualifiers shall be true in all respects) with the same effect as though such representations and warranties were made as of such date. Seller shall have received a certificate of the President or a Vice President of Purchaser, dated the Closing Date, to the effect that the conditions specified in this clause (i) have been fulfilled.

          (ii) Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing. Seller shall have received a certificate of the President or a Vice President of Purchaser, dated the Closing Date, to the effect that the conditions specified in this clause (ii) have been fulfilled.

          (iii) Purchaser shall have executed and delivered to Seller the Assignment and Assumption Agreement.

          (iv) Purchaser shall have executed and delivered to Seller the Lease Assignment.

          (v) All consents or approvals listed (or required to be listed) on Schedule 2.2.4 shall have been obtained.

          (vi) Baker & Botts, L.L.P., counsel for Purchaser, shall have delivered to Seller a written opinion dated the Closing Date, in substantially the form of Exhibit F hereto.

          (vii) No injunction shall have been instituted by a court of competent jurisdiction restraining or prohibiting the consummation by Seller of the transactions contemplated by this Agreement. In the event any such injunction shall have been issued, Seller agrees to use its reasonable efforts, through the 120th day following the date hereof, to have such injunction lifted, provided that (A) Seller and Purchaser share equally in all costs associated with such efforts and (B) neither Seller nor Purchaser is obligated to spend more than an aggregate of $50,000 with respect thereto.

          (viii) No proceeding which, in the reasonable opinion of Seller (based on the advice of its counsel), is material shall have been instituted in a court of competent jurisdiction seeking damages on account or as a result of the consummation by Seller of the transactions contemplated by this Agreement which, if adversely determined, would have a Material Adverse Effect and which presents a reasonable probability that the plaintiff will prevail on the merits.

          (ix) The New Florida Consultant shall have been jointly selected by Purchaser and Seller.

                                    ARTICLE V
                          SURVIVAL AND INDEMNIFICATION

     5.1   Survival of Representations, Warranties and Covenants.

          (a) Each of the representations and warranties contained in this Agreement or in any document delivered in connection herewith will survive the Closing and remain in full force and effect thereafter until the date that is one year following the Closing Date, except that the representations and warranties set forth in Section 2.1.8 (as to title to assets only) and 2.1.15 will survive the Closing and remain in full force and effect thereafter until 30 days following the expiration of any applicable statutes of limitation, and the representations and warranties set forth in Section 2.1.13 shall survive the Closing and remain in full force and effect thereafter until the date that is forty-two (42) months following the Closing Date.

          (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants contained in
Article VI of this Agreement will survive the Closing and remain in effect until complied with by the applicable party or parties.

     5.2 Indemnification by Seller. Within the time periods specified in Section 5.1 with respect to representations and warranties of Seller, and within the time periods specified in subparagraph (c) below with respect to the indemnification provided by Seller pursuant to such subparagraph, and subject to the procedures set forth in Section 5.4 and the limitations set forth in
Section 5.5, if the Closing occurs, Seller shall indemnify and hold harmless each Purchaser Party (as hereinafter defined) in respect of any and all Damages (as hereinafter defined) resulting from or relating to:

          (a) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

          (b) breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement, or any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement as to which Seller has received notification, pursuant to Section 5.4 below, from any Purchaser Party within the time periods specified in Section 5.1;


          (c) any Environmental Costs and Liabilities (except such Environmental Costs and Liabilities which result from or arise out of any action or decision after the Closing by Purchaser to change the use of a given property to a nonindustrial use, and except for any Identified Florida Plant Response Costs (as hereinafter defined) which shall be governed by Section 5.2(e) and Section 6.8) as to which Seller has received notification, pursuant to Section 5.4(d) below, from any Purchaser Party within 42 months following the Closing Date, which result from or arise out of (i) any action or inaction of Seller or any director, officer, employee, agent, representative or subcontractor of Seller or any other third party occurring prior to the Closing relating to or resulting from the operation of the Acquired Business or (ii) any condition on, under or at the Real Property prior to the Closing; provided, however, that Seller shall have no indemnification obligations with respect to any Environmental Costs and Liabilities to the extent resulting from (A) any voluntary actions (other than (x) routine environmental compliance audits performed by or on behalf of the Purchaser, (y) environmental assessments required by, and performed in the ordinary course of due diligence on behalf of, any lender or investor of Purchaser or (z) in connection with the matters set forth on Schedule 5.2(c)), by Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser or any other third party acting on behalf of, or under the supervision of, Purchaser to investigate or remediate Hazardous Wastes on, under or at any of the Real Property, or (B) any disclosure, report or other communication (whether oral or written) from Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser or any other third party acting on behalf of, or under the supervision of, Purchaser to any governmental authority or other third party ("Notification"), unless Purchaser believes, in its good faith business judgment (exercised without regard to the availability of indemnification hereunder), and after consultation with counsel, that such Notification is required under any Environmental Law. Purchaser agrees to consult with Seller prior to any such Notification, except in the event that such advance consultation is prohibited or rendered impracticable by exigent circumstances, in which case Purchaser shall promptly thereafter notify Seller of such Notification;

          (d) failure to comply with any bulk sales or similar provisions of law in connection with the transfer of the Acquired Assets to Purchaser; or

          (e)   if (and only if) Purchaser exercises its right pursuant to
Section 6.8(b) to require Seller to repurchase the Owned Florida Real Property (as hereinafter defined), any and all Environmental Costs and Liabilities (including but not limited to the Identified Florida Plant Response Costs) incurred by any Purchaser Party relating to the Owned Florida Real Property, except for any Environmental Costs and Liabilities caused by Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser or any third party during the period in which Purchaser owns the Owned Florida Real Property.

"Purchaser Party" shall mean Purchaser, any Affiliate of Purchaser, and any officer, director, or employee of Purchaser or of any Affiliate of Purchaser. "Damages" shall mean any and all actual damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, including, without limitation, reasonable attorneys' fees and expenses. A party suffering any Damages shall have an obligation to mitigate such Damages; provided that such Damages can be mitigated without unreasonable effort (as determined by such party in its sole and reasonable discretion) and without any out-of-pocket cost to such party (unless such out-of-pocket costs are advanced without restriction by the other party).

     5.3 Indemnification by Purchaser. Within the time periods specified in Section 5.1 with respect to representations and warranties of Purchaser and subject to the procedures set forth in Section 5.4 and the limitations set forth in Section 5.5, if the Closing occurs, Purchaser shall indemnify and hold harmless each Seller Party (hereinafter defined) in respect of any and all Damages resulting from or relating to:

          (a)   any and all Assumed Liabilities;

          (b) breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement, or any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement as to which Purchaser has received notification, pursuant to Section 5.4 below, from any Seller Party within the time periods specified in Section 5.1; or

          (c) any Environmental Costs and Liabilities incurred by any Seller Party which result from or arise out of (i) any action or inaction (other than with respect to such Environmental Costs and Liabilities subject to Seller's indemnification obligation in Section 5.2(c), or which would be subject to such obligation if not for the limitation period in Section 5.2(c), or Section 5.2(e)) of Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser occurring after the Closing relating to or resulting from the operation of the Acquired Business, or any third party after the Closing through the date of sale of the applicable Real Property by Purchaser to a non-Affiliated purchaser, or (ii) any condition which results from or arises out of the introduction of any Hazardous Wastes on, under or at the Real Property by Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser after the Closing, or any third party after the Closing through the date of sale of the applicable Real Property by Purchaser to a non-Affiliated purchaser. Notwithstanding anything to the contrary in this Agreement, for the purposes of this Section 5.3(c) only, Environmental Laws shall include such Laws, licenses, permits and orders and agreements with any governmental authority or third party, in each case as in effect on or after the Closing.

"Seller Party" shall mean Seller, any Affiliate of Seller, or any officer, director, or employee of Seller or of any Affiliate of Seller.

     5.4   Indemnification Procedures.

          (a) If an indemnitee becomes aware of any matter (other than environmental matters which are addressed in Section 5.4(d)) that it believes is indemnifiable pursuant to Section 5.2 or 5.3 and such matter involves (i) any claim made against the indemnitee by any person or entity other than a Purchaser Party or a Seller Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the indemnitee by any Person other than a Purchaser Party or a Seller Party, the indemnitee will give
the     indemnifying party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (x) provide (with reasonable specificity) the basis on which indemnification is being asserted, (y) set forth the actual or estimated amount of Damages for which indemnification is being asserted, if known, and (z) be accompanied by copies of all relevant pleadings, demands, and other papers served on the indemnitee. Failure of the indemnitee to give prompt notice pursuant to this Section 5.4(a) shall not relieve the indemnifying party of its obligations, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice.

          (b) The indemnifying party will have a period of 30 days after the delivery of each notice required by Section 5.4(a) hereof during which to respond to such notice. If the indemnifying party elects to defend the claim described in such notice, the indemnifying party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the indemnifying party and reasonably satisfactory to the indemnitee. The indemnitee will cooperate with the indemnifying party and counsel for the indemnifying party in the defense against any such claim, and the indemnitee will have the right to participate at its own expense in the defense of any such claim. If the indemnifying party does not respond within such 30-day period or responds during such 30 day period but elects not to defend such claim, the indemnitee will be free, without prejudice to any of the indemnitee's rights hereunder, to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the indemnitee under applicable Law; provided that any compromise or settlement of such claim will require the prior written consent of the indemnifying party, which shall not be unreasonably withheld. The election by an indemnifying party to defend a claim shall not be deemed an admission by such party that such claim is indemnifiable pursuant to Section
5.2 or 5.3 hereof.

          (c) If an indemnitee becomes aware of any matter (other than environmental matters which are addressed in Section 5.4(d)) that it believes is indemnifiable pursuant to Section 5.2 or 5.3 other than any matter described in Section 5.4(a) hereof, the indemnitee will give the indemnifying party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated amount of Damages for which indemnification is being asserted. Failure of the indemnitee to give prompt notice pursuant to this Section 5.4.3 shall not relieve the indemnifying party of its obligations, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. The indemnifying party will have a period of 30 days after the delivery of each notice required by this Section 5.4.3 during which to respond to such notice. If the indemnifying party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a liability that the indemnifying party owes, and will pay (in cash) upon demand, to the indemnitee. If the indemnifying party has disputed such claim or does not respond within such 30-day period, the indemnifying party and the indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin, either the indemnifying party or the indemnitee may initiate litigation to resolve such disputes. If the indemnifying party does not respond within 30 days after delivery of any claim notice required by this Section 5.4.3, the indemnitee may initiate litigation to resolve such claim.

          (d)   Notwithstanding anything to the contrary contained in this
Section 5.4, any claims for indemnification pursuant to Section 5.2(b) relating to the breach of any representation or warranty set forth in Section 2.1.13,
Section 5.2(c), Section 5.2(e) or Section 5.3(c) shall be governed exclusively by the procedures set forth in this Section 5.4(d).

          (i) If an indemnitee seeking indemnification under Section 5.2(b) relating to the breach of any representation or warranty set forth in Section 2.1.13, Section 5.2(c), Section 5.2(e) or Section 5.3(c) receives notice of any order, directive, decree, demand, notice of potential liability, or complaint by any governmental authority or other third party, or the commencement of any action, proceeding or investigation by any governmental authority (including, without limitation, those resulting from any routine environmental compliance audit or any disclosure, report or other communication by Purchaser to any governmental authority in accordance with Section 5.2(c)) or other third party, or becomes aware of any other claim for indemnification other than a third-party claim, in each case that may result in Environmental Costs and

Liabilities ("Environmental Claim"), the indemnitee promptly shall give written notice thereof ("Environmental Claim Notice") to the indemnifying party. The Environmental Claim Notice shall (x) provide (with reasonable specificity) the bases for which indemnification is being asserted, (y) indicate, to the extent that may reasonably be determined, the amount (estimated, if necessary) of any Environmental Costs and Liabilities for which indemnification is being asserted, and (z) be accompanied by copies of all the relevant pleadings, demands, and other papers served on or received by the indemnitee. Failure of the indemnitee to give prompt notice pursuant to this Section 5.4(d) shall not relieve the indemnifying party of its obligations, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. The indemnifying party shall have a period of 30 days after the delivery of each notice required by this Section 5.4(d) during which to respond to such notice. If the indemnifying party elects to assume the defense or control (including the planning or implementation of any investigation, remediation or other response action) of the Environmental Claim described in the Environmental Claim Notice, then the indemnifying party shall be obligated to defend or control the Environmental Claim, at its own expense and by counsel and environmental experts chosen by the indemnifying party and reasonably satisfactory to the indemnitee, it being understood that following any such assumption, the indemnifying party shall have no indemnification obligation hereunder to pay any fees or expenses of any consultants, experts or legal counsel of the indemnitee thereafter expended or incurred by the indemnitee in connection with such Environmental Claim. The indemnitee shall cooperate with the indemnifying party and counsel and environmental experts for the indemnifying party in the defense or control of the Environmental Claim, and the indemnitee shall have the right, at its own expense, to consult with the indemnifying party in the defense or control of any Environmental Claim (it being understood that in no event shall any such consultation interfere with the indemnifying party's defense or control). If the indemnifying party does not respond within such 30-day period or responds during such 30-day period but elects not to assume the defense or control of the Environmental Claim, the indemnitee shall be free, without prejudice to any of the indemnitee's rights hereunder, to defend or control the Environmental Claim, with counsel and environmental experts selected by the indemnitee and reasonably satisfactory to the indemnifying party, at the indemnifying party's expense; provided, however, that any compromise or settlement of any Environmental Claim will require the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The election by an indemnifying party to control any Environmental Claim shall not be deemed an admission by such party that such Environmental Claim is indemnifiable pursuant to Section 5.2 or 5.3 hereof.

          (ii) Subject to the terms and conditions set forth in this Section 5.4(d), in the event that an Environmental Claim Notice shall have been given by the indemnitee to the indemnifying party prior to the expiration of the applicable survival period of the right to indemnification for such Environmental Claim, then such right to indemnification shall survive, to the extent of such Environmental Claim only, until such Environmental Claim is resolved, whether or not the Environmental Costs and Liabilities resulting from such Environmental Claim have been finally determined at the time the Environmental Claim Notice is given, but only if (y) in the case of any Environmental Claim made by reason of a written third-party claim, the Environmental Claim Notice is accompanied by a copy of the written notice of the third-party claimant and (z) in the case of any Environmental Claim made other than by reason of a written third-party claim, some Environmental Costs and Liabilities shall have been incurred in good faith at or prior to the date of such Environmental Claim Notice in connection with a requirement of Environmental Law and such Environmental Claim Notice is accompanied by available test results, if any, setting forth the basis for the Environmental Claim as to which the Environmental Claim Notice relates.

          (iii)   Notwithstanding anything to the contrary contained in this
Section 5.4(d), the indemnifying party or the indemnitee, as the case may be, having undertaken to defend or control any Environmental Claim, shall undertake such defense or control (including the planning or implementation of any investigation, remediation or other response action) in a Commercially Reasonable Manner. "Commercially Reasonable Manner" shall be determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance (based on reasonable reliance on the advice of expert third-party environmental consultants or counsel) with or avoid or mitigate liability under Environmental Laws. The indemnitee's rights with respect to Environmental Costs and Liabilities under Section 5.2(b) relating to the breach of any representation or warranty set forth in Section 2.1.13, Section 5.2(c) or Section 5.3(c) shall be reduced to the extent that actions undertaken by it are not conducted in a Commercially Reasonable Manner and such actions (y) increase the amount of Environmental Costs and Liabilities, or (z) result in Environmental Costs and Liabilities which but for such actions would not have been expended or incurred. In the event of a disagreement between the indemnifying party and the indemnitee concerning whether any action with respect to any Environmental Claim is taken in a Commercially Reasonable Manner, the parties shall each designate one representative to represent them respecting such disagreement and the designated representatives shall in good faith attempt to resolve such disagreement on a reasonable basis with the assistance of their respective environmental consultants; any disagreements which cannot be resolved by the designated representatives after sixty (60) business days shall promptly be referred to an independent consultant having expertise in the matter at issue, mutually acceptable to the parties (or, if the parties cannot so agree, the American Arbitration Association shall select such a consultant who shall be independent from each of the parties and whose fees and expenses shall be paid equally by the parties), who shall evaluate the facts and circumstances at issue and shall recommend a course of action which the independent consultant believes in its good faith judgment should be taken (but shall not itself perform such action). Such recommendation shall be final and binding upon the parties. The parties agree to act as promptly as practicable in implementing the foregoing procedures, and further agree that, in the event of exigent circumstances that require any actions by the indemnifying party or the indemnitee, as the case may be, before the foregoing procedures can be implemented, each of the indemnifying party and the indemnitee, as the case may be, may undertake such actions at its own expense and shall be entitled to indemnification hereunder to the extent that its actions are subsequently ratified by such procedure.

          (iv) The respective indemnification obligations of Seller and Purchaser under Section 5.2(b) relating to the breach of any representation or warranty set forth in Section 2.1.13, or Section 5.2(c), Section 5.2(e),
Section 5.3(c), or Section 6.8 shall constitute the sole and exclusive remedy of each of Seller and Purchaser for the recovery of Environmental Costs and Liabilities and each of Seller and Purchaser hereby waives any rights and remedies that it may have against, and covenants not to sue, the other under any Environmental Law, including, without limitation, any claims for contribution under CERCLA or common law; provided that the foregoing limitation shall not apply to Environmental Costs and Liabilities arising out of any fraud or intentional misconduct of Seller or Purchaser.

     5.5 Limitations. No claim by an indemnitee for indemnification which relates solely to the breach of a representation or warranty may be made unless and until such indemnitee (and all other indemnitees that have incurred Damages otherwise indemnifiable by such indemnifying party) have incurred Damages otherwise indemnifiable under this Agreement which total at least $375,000 in the aggregate (the "Basket"), at which time all amounts in excess of $175,000 (the "Deductible") may be recovered as provided in this Article V. In addition, Seller will not be liable under this Article V for claims by all indemnitees for indemnification which relates solely to the breach of a representation or warranty for an aggregate amount in excess of the Consideration (the "Cap"). Notwithstanding the foregoing, irrespective of the Deductible, Basket or the Cap, full recovery may be had for all Damages resulting from the intentional, willful or reckless breach of any representation or warranty, and any amount so recovered will not be applied to either the applicable Deductible, the Basket or the Cap. The right of Purchaser for indemnification under and in accordance with the provisions of this Article V shall be the exclusive remedy of the Purchaser and each other Purchaser Party against Seller in the event of any breaches by Seller of any of its representations and warranties set forth in this Agreement.

     5.6 Adjustment to Purchase Price. Seller and Purchaser agree that any indemnity payment made to Seller or Purchaser under this Article V will be treated by the parties on their tax returns as an adjustment to the purchase price for the Acquired Assets.

                                    ARTICLE VI
                             POST-CLOSING COVENANTS


     6.1 Non-Competition. Until and including the third anniversary of the Closing Date (the "Non-Competition Period"), neither Seller, nor any other Affiliate of Seller will, directly or indirectly, engage in the manufacturing of wire mesh in the United States; provided, however, that Seller and its Affiliates shall not be prohibited during the Non-Competition Period from selling in the United States within the 12-month period commencing on the Closing Date or the 12-month periods commencing on the first and second anniversary of the Closing Date, up to 1,500 tons of wire mesh during each such 12-month period. Without limiting the foregoing, a person will be deemed to be engaged in the manufacturing or sale of wire mesh in the United States if it owns any equity interest in an entity engaging in such activities; provided, however, that this Section 6.1 shall not be violated solely as a result of the ownership of less than 5% of any class of equity securities of a publicly-traded company. Nothing in this Section 6.1 shall prohibit Seller or its affiliates from engaging in the manufacturing and/or sale of galvanized wire or any other wire or other products not specifically covered by this Section 6.1 in the United States. It is the intention of the parties that, in the event a court of competent jurisdiction determines that the scope and/or duration of the covenant set forth in this Section 6.1 is excessive so as to render the covenant unenforceable as written, such court shall reduce the scope and/or duration of such covenant to the minimum extent necessary to make the covenant enforceable.

     6.2   Accounts Receivable.

          (a)Purchaser will pay to Seller, on a weekly basis following the Closing Date, all amounts received by Purchaser and identified by the obligor as payments in respect of the Seller Receivables. With respect to any payments received by Purchaser from obligors with respect to Seller Receivables which are not clearly identifiable as relating to invoices in respect of Purchaser Receivables, Purchaser and Seller will cooperate (including jointly contacting the obligors) to determine the intent of the obligors with respect to such payments, and such payments will be applied in accordance with the obligors' intent.

          (b) Seller will pay to Purchaser, on a weekly basis following the Closing Date, all amounts received by Seller and identified by the obligor as payments in respect of Purchaser Receivables. With respect to any payments received by Seller from obligors with respect to Purchaser Receivables which are not clearly identifiable as relating to invoices in respect of Seller Receivables, Seller and Purchaser will cooperate (including jointly contacting the obligors) to determine the intent of the obligors with respect to such payments, and such payments will be applied in accordance with the obligors' intent.

          (c) Neither Purchaser nor Seller shall instruct any obligor to pay such party's invoices in lieu of paying the other party's invoices.

     6.3   Intentionally Omitted.

     6.4 Galvanized Wire Operation Assistance. Seller shall provide to Purchaser, at Purchaser's request, for a period of 45 days following the Closing, reasonable assistance in introducing customers of the Galvanized Wire Operation to Purchaser's personnel who will be responsible for servicing such customers.

     6.5 Access to Records. Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the provision of access to information relating to any of the Acquired Assets or any aspect of the Acquired Business that is in the possession of any party and is reasonably requested by the other party, including but not limited to any such information requested in connection with any (a) audit, litigation or other proceeding with respect to taxes, (b) claim for indemnification hereunder, (c) inquiry of any governmental authority, (d) financial reporting and accounting matters (but only to the extent required by law) and (e) litigation or other proceedings with third parties. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that such records or information so provided may be used only for the purposes specifically described in this Section 6.5 and may not be used to the competitive disadvantage of the party providing such records or information or for any other purpose. Seller and Purchaser shall (i) retain all books and records with respect to the foregoing matters until the applicable statutes of limitations (including any extensions) shall have run), (ii) abide by all record retention agreements entered into with any governmental authority and
(iii) give the other party reasonable written notice (and opportunity to copy) prior to destroying or discarding any such books and records proposed for destruction or discard. A party that is supplied with Confidential Information (as hereinafter defined) of the other party pursuant to this Section 6.5 shall, except as otherwise required by law or by the reasonable purposes for which such information was requested, keep such information confidential and limit the use of such information to the reasonable purposes for which such information is supplied. In the event that the party receiving any Confidential Information hereunder (the "Receiving Party") is compelled (by oral questions, interrogatories requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, such party will provide the other party (the "Providing Party) with prompt notice of such request or requirement so that the Providing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.5. In the absence of the entry of a protective order or other appropriate remedy, the Receiving Party may disclose that portion of the Confidential Information which, in the opinion of its counsel it is compelled by law to disclose. The Receiving Party will use its best efforts to assist the Providing Party in obtaining a protective order and, upon the failure of the Providing Party to obtain a protective order, will use its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. As used herein, "Confidential Information" shall have the same meaning ascribed to the term "Information" in the Confidentiality Agreement referred to in Section 7.4. Any Confidential Information provided pursuant to this Section 6.5 which is no longer necessary for the purposes described herein shall be destroyed or returned immediately by the Receiving Party. Notwithstanding anything to the contrary herein, the Receiving Party will not be restricted from using any information, including Confidential Information, received pursuant to this Section 6.5 for the reasonable purposes for which it is supplied.

     6.6 Physical Inventory. The Acquired Inventory Value for purposes of the Closing Payment shall be based on book inventory as of the close of business on the day immediately prior to the Closing Date. A physical inventory with respect to the Acquired Inventory will be conducted on or prior to the Closing Date, but as close to the Closing Date as possible, by Plant personnel under the joint supervision of Seller, Purchaser and their respective outside accounting firms. Any adjustment to the Acquired Inventory Value resulting from such physical inventory will be reflected in the Final Adjustment Amount in accordance with the provisions of Section 1.5.

     6.7 Further Assurances. From time to time at or after the Closing, at the request of either Purchaser or Seller, Seller or Purchaser, as applicable, will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as the other party reasonably may request in order to consummate the transactions contemplated hereby, including but not limited to the execution and delivery of such instruments and agreements as may be necessary or advisable to fully effect the transfer to Purchaser of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities.

     6.8   Florida Plant Evaluation.

          (a) Purchaser shall permit an environmental consultant jointly selected by Purchaser and Seller (the "New Florida Consultant") to conduct soil and groundwater sampling and analysis in the area of the Florida Plant's stormwater retention pond. The fees and expenses of the New Florida Consultant in conducting such sampling and analysis shall be paid 50% by Seller and 50% by Purchaser. Within 20 days following the completion of the soil and groundwater sampling and analysis (which completion shall in no event be later than 30 days following the Closing), or, if the New Florida Consultant recommends additional monitoring, as soon as practicable thereafter (which in no event shall be later than 90 days following the Closing) the New Florida Consultant shall deliver to Seller and Purchaser a written report (the "Florida Pond Assessment") setting forth the results of the sampling and analysis. The New Florida Consultant shall recommend in such Florida Pond Assessment a remedial or other response action (including, if applicable, that no further action is required) or, if applicable, alternative remedial or other response actions with respect to such stormwater retention pond (each a "Proposed Florida Response Action," and collectively, "Proposed Florida Response Actions"), and the estimated costs thereof; provided, however, that in no event shall the New Florida Consultant itself perform such Proposed Florida Response Action within 20 days following the receipt by Seller and Purchaser of the Florida Pond Assessment (other than any such Proposed Florida Response Action which Purchaser believes, in its good faith business judgment (exercised without regard to the availability of indemnification hereunder), and after consultation with counsel, is required, and cannot be delayed until after such 20 days, under applicable Environmental
Laws).  In the event that Purchaser does not exercise its right pursuant to
Section 6.8(b) to require Seller to repurchase the Owned Florida Real Property, then the costs of any Proposed Florida Response Action or, if the New Florida Consultant recommends alternative Proposed Florida Response Actions, then the costs of any Proposed Florida Response Action selected by Purchaser to be implemented (including, without limitation, any fees and expenses of the environmental consultant(s) selected to perform the Proposed Florida Response Action) (the "Identified Florida Plant Response Costs"), shall be borne as follows: (i) 50% by Seller and 50% by Purchaser with respect to the first $100,000 of Identified Florida Plant Response Costs; (ii) 100% by Seller with respect to the next $100,000 of Identified Florida Plant Response Costs; and
(iii) 100% by Purchaser with respect to any remaining Identified Florida Plant Response Costs; it being understood that in no event shall Seller's obligations with respect to Identified Florida Plant Response Costs exceed, in the aggregate, $150,000.

          (b) In the event that (i) the upper limit of the New Florida Consultant's estimate of Identified Florida Plant Response Costs contained in the Florida Pond Assessment equals or exceeds, in the aggregate, $300,000, or
(ii) the New Florida Consultant fails to deliver the Florida Pond Assessment on or prior to 90 days following the Closing, then Purchaser, at its sole option, may elect, by delivery of written notice (the "Repurchase Exercise Notice") to Seller within 20 days following delivery, if any, to Purchaser of the Florida Pond Assessment but, in any event, no later than 100 days following the Closing, to require Seller to purchase from Purchaser the Owned Real Property located in Florida and identified on Schedule 2.1.7A (the "Owned Florida Real Property") for a cash purchase price of $300,000 (the "Florida Repurchase Option"). The closing of the sale of the Owned Florida Real Property to Seller shall occur, subject to the provisions of Section 6.8(c), as soon as practicable and in any event not more than 20 days after the delivery to Seller of the Repurchase Exercise Notice. At such closing, (i) Purchaser shall deliver to Seller a special warranty deed to the Owned Florida Real Property, duly executed by Purchaser, in a form customary in the State of Florida, and
(ii) Seller shall pay to Purchaser $300,000 in immediately available funds (with real property taxes and other assessments relating to the Owned Florida Real Property being prorated between Seller and Purchaser as of 12:01 a.m. on the date of such closing based on the number of days in the applicable period that each party owns the Owned Florida Real Property in a manner consistent with Section 1.3 hereof). Notwithstanding anything contained in this Agreement to the contrary, the Florida Repurchase Option shall expire and shall be deemed null and void in the event that either (i) Purchaser fails to exercise such Florida Repurchase Option within 20 days following the delivery to Purchaser of the Florida Pond Assessment or, in any event, no later than 100 days following the Closing, or (ii) any Identified Florida Plant Response Costs shall have been actually incurred (other than as permitted pursuant to Section 6.8(a) or required by any order or other directive issued by any governmental entity under applicable law).

          (c) If Purchaser delivers the Repurchase Exercise Notice in accordance with Section 6.8(b), then Purchaser shall have the option, exercisable by Purchaser by delivery of written notice of such exercise to Seller (the "Lease Exercise Notice") within ten days following the delivery to Seller of the Repurchase Exercise Notice, to lease the Owned Florida Real Property from Seller. If Purchaser exercises such option to lease the Owned Florida Real Property, then the parties will, on the closing date of the purchase of the Owned Florida Real Property by Seller, enter into a triple net lease with respect to the Owned Florida Real Property (the "New Florida Real Property Lease") which will contain substantially the same terms as the lease and agreement renewal between General Management and Development Corp. and Atlanta Steel Industries, Inc., dated June 1, 1993, relating to the Leased Real Property in Tampa, Florida (the "Existing Florida Real Property Lease") and which will provide for a two-year lease term (with an option on the part of Purchaser to extend such lease for an additional two years). The New Florida Property Lease will provide for fixed rent payments by Purchaser on a per square foot basis equal to $3.15 per square foot per year (which includes applicable sales tax). The New Florida Real Property Lease shall additionally provide for Purchaser to pay to Seller all other sums and amounts that are payable by the tenant under the Existing Florida Real Property Lease (appropriately adjusted to take into account the different square footages of the premises). Notwithstanding the exercise by Purchaser of the Florida Repurchase Option or the execution of the New Florida Real Property Lease, the indemnification provisions herein with respect to Environmental Costs and Liabilities relating to the Florida Plant shall remain in full force and effect.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

     7.1   Termination.

          (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing only as follows:

          (i)   by mutual consent of Seller and Purchaser;

          (ii) by Purchaser or Seller in writing if the Closing shall not have occurred on or before the 120th day following the date hereof;

          (iii) by Purchaser or Seller if the other party is in breach in any material respect (or in the case of representations and warranties containing materiality qualifiers, in any respect) of any representation, warranty, covenant or other agreement set forth in this Agreement and such breach has not been cured to the reasonable satisfaction of the non-breaching party within ten days following the delivery of notice to the non-breaching party of such breach; or

          (iv) by Purchaser or Seller if damage in excess of $1,000,000 (based on replacement cost) in the aggregate occurs to any of the Acquired Assets.

          (ii) In the event of the termination hereof pursuant to the provisions of this Section 7.1, no party shall have any liability under this Agreement other than for breaches of this Agreement occurring prior to such termination. Additionally, nothing contained herein shall be construed to limit any party's right of specific performance of this Agreement.

     7.2   Transfer Taxes; Title Insurance Premiums, Etc.  Purchaser and
Seller shall each pay 50% of all applicable transfer, sales, use or similar taxes, if any, and recording charges and fees due as a result of the sale or transfer of any interest in Real Property in accordance with this Agreement. Purchaser shall pay all applicable transfer, sales, use or similar taxes, if any, due as a result of the sale or transfer of all other Acquired Assets in accordance with this Agreement. Purchaser shall pay all premiums and expenses in connection with the issuance to Purchaser of title insurance policies on all Owned Real Property in such amounts as Purchaser elects. The costs of obtaining any land title surveys of the Owned Real Property that were ordered by Purchaser in connection with obtaining clean title commitments on the Owned Real Property shall be paid by Purchaser.

     7.3 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses (including legal, accounting and investment banking fees and expenses) incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     7.4 Contents of Agreement; Parties in Interest; etc. This Agreement and the related Transaction Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This

Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement; provided, however, that the Confidentiality Agreement between Purchaser and Seller and dated as of November 30, 1994, as amended, shall continue in full force and effect until the Closing.

     7.5 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided, however, that this Agreement (or any portion thereof) may be assigned by Purchaser to a direct or indirect wholly owned subsidiary of Purchaser; provided, however, that no such assignment by Purchaser shall relieve Purchaser of liability hereunder in the event of nonperformance of any provision of this Agreement by such direct or indirect wholly owned subsidiary. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Seller and Purchaser.

     7.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     7.7 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and (a) delivered personally; (b) sent by telex or telecopy; (c) delivered by overnight express (charges prepaid); or (d) sent by first class registered mail or certified mail, postage prepaid, as follows:

If to Purchaser, to:

MMI Products, Inc.
515 W. Greens Road, Suite 710
Houston, Texas 77067
Attention: Julius S. Burns
Fax: (713) 876-1648

With a required copy to:

Baker & Botts, L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Michael A. Saslaw
Fax:  (214) 953-6503

If to Seller, to:

Atlantic Steel Industries, Inc.
Sivaco/National Wire Group
Overlook III, Suite 1900
2859 Paces Ferry Road
Atlanta, Georgia 30339
Attention: George Goldstein
Fax: (770) 431-5102

With a required copy to:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004-1980
Attention: Jeffrey Bagner
Fax: (212) 859-8586

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Notices sent by hand delivery shall be deemed to have been given when received; notices mailed in accordance with the foregoing shall be deemed to have been given three days following the date so mailed; notices sent by telex or telecopy shall be deemed to have been given when electronically confirmed; and notices sent by next day overnight courier shall be deemed to have been given on the next business day following the date so sent.

     7.8 Bulk Sales. The parties waive compliance with any bulk sales or similar provisions of law applicable to the transfer of the Acquired Assets in accordance with this Agreement. Seller will indemnify Purchaser pursuant to
Article V hereof for any Damages incurred by Purchaser as a result of the failure to comply with any such bulk sales or similar provisions of law.

     7.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

     7.10 Confidentiality. Following the Closing, neither Seller, nor any other Affiliate of Seller will use or disclose any confidential documents or information relating to the Acquired Assets. All information and documents relating to the Acquired Assets will be deemed to be confidential unless such documents or information can be shown to have been in the public domain prior to such use or disclosure other than as a result of information disclosed by Seller, or any agent or Affiliate of Seller in violation of this Agreement.

     7.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article V hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     7.12 Headings; Gender; Certain Terms. All section headings contained in this Agreement are for convenience of reference only, do not from a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Any reference to "including" herein shall mean "including but not limited to." The conjunction "or" shall denote any one or more, or any combination or all, of the specified items or matters involved in the applicable list.

     7.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     7.14 Remedies Cumulative. The remedies (including indemnification) of the parties under this Agreement are cumulative and will not exclude any other remedies to which any party may be lawfully entitled.

     7.15 Specific Performance, Injunctive Relief. Each of the Seller and Purchaser acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Seller and Purchaser agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

     7.16 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     7.17 Schedules. Any information disclosed in any schedule hereto will be deemed to be included in all schedules except where the information disclosed on a particular schedule cannot reasonably be determined to apply to another schedule.

     7.18 Public Announcements. Neither Seller nor Purchaser shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party (which consent may not be unreasonably withheld) except as may be required by law or by any exchange or market on which its securities are traded.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATLANTIC STEEL INDUSTRIES, INC.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

MMI PRODUCTS, INC.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

                                    EXHIBIT A

                                   BILL OF SALE

     THIS BILL OF SALE (this "Bill of Sale"), dated as of ________, 1996, is made by Atlantic Steel Industries, Inc., a New York corporation ("Seller") to MMI Products, Inc., a Delaware corporation ("Purchaser").


                               W I T N E S S E T H:

     WHEREAS, pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of June 10, 1996, by and between Seller and Purchaser, Seller has agreed to sell to Purchaser the Acquired Assets, on the terms and subject to the conditions set forth in the Purchase Agreement, and Purchaser has agreed to acquire and accept the Acquired Assets from the Seller on such basis; and

     WHEREAS, Seller desires to deliver to Purchaser such instruments of transfer as are required effectively to vest in Purchaser all right, title and interest in and to the Acquired Assets to be conveyed pursuant hereto;

     WHEREAS, Section 4.2(a)(iv) of the Purchase Agreement contemplates that this Bill of Sale is to be delivered by Seller to Buyer at Closing; and

     WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller does hereby sell, assign, transfer and deliver to Purchaser all of Seller's right, title and interest in and to the Acquired Assets that constitute tangible personal property (the "Tangible Personal Property"), free and clear of all Encumbrances (other than the Permitted Encumbrances) of any kind or character;

     FURTHER, except as expressly set forth in the Purchase Agreement, Seller makes no representations or warranties, express or implied, at law or in equity, including, without limitation, with respect to merchantability or fitness for any particular purpose, and Seller disclaims any such other representations or warranties. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in the Purchase Agreement, the Purchaser is purchasing the Acquired Assets on an "as-is, where-is" basis;

     FURTHER, Seller and Purchaser acknowledge that the Excluded Assets are specifically excluded from the Acquired Assets and are not being sold pursuant hereto;
     TO HAVE AND TO HOLD the Tangible Personal Property, with all of the appurtenances thereto, unto Purchaser and its successors and assigns for its and their use.

     IN WITNESS WHEREOF, this Bill of Sale has been duly executed by an officer of the undesigned thereunto duly authorized all on the date first above written.


ATLANTIC STEEL INDUSTRIES, INC.


By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

                                    EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of ___________, 1996, is entered into by and between Atlantic Steel Industries, Inc., a New York corporation ("Seller"), and MMI Products, Inc., a Delaware corporation ("Purchaser").

                                   WITNESSETH:

     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of June 10, 1996 (the "Purchase Agreement"), between Purchaser and Seller, Seller has agreed to sell to Purchaser the Acquired Assets, on the terms and subject to the conditions set forth in the Purchase Agreement;

     WHEREAS, Section 1.2 of the Purchase Agreement provides that Purchaser shall, as of the Closing Date, assume, pay, perform and discharge certain liabilities of Seller;

     WHEREAS, Sections 4.2(a)(vi) and 4.2(b)(iii) of the Purchase Agreement contemplate that this Agreement is to be entered into and delivered at Closing; and

     WHEREAS, all capitalized terms not otherwise defined herein and defined in the Purchase Agreement shall have the meaning attributed thereto in the Purchase Agreement;

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     8. Assignment of Assets. Seller does hereby sell, assign, transfer and deliver to Purchaser all of Seller's right, title and interest in and to the Acquired Assets, other than (a) interests in Real Property (including but not limited to leases of Real Property) which are being conveyed or assigned to Purchaser separately, and (b) any Acquired Assets being conveyed to Purchaser pursuant to that certain Bill of Sale of even date herewith, executed and delivered by Seller to Purchaser, and Purchaser does hereby accept such assignment, free and clear of all Encumbrances (other than Permitted Encumbrances) of any kind or character.

     9. Assumption of Liabilities. Purchaser does accept the foregoing assignment and hereby assume and will pay, perform and discharge when due, all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser does not assume, nor will Purchaser be obligated to pay, perform, discharge or be responsible or liable for, any obligations, duties or liabilities of Seller.

     10. No Assignment Where Prohibited. Anything in this Agreement to the contrary notwithstanding, unless any such necessary consent shall have been obtained, this Agreement shall not constitute an agreement to assign any lease, contract, purchase order or other agreement if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or default thereof, cause or permit the termination thereof, or in any way materially and adversely affect the rights of Seller and Purchaser thereunder.

     11. Seller Not Bound. Seller shall not be bound by, liable for or required to perform any duties or obligations under the Contracts which are provided for in any amendment, modification, renewal, extension or supplement to any of the Contracts which may be entered into by Purchaser after the date hereof.

     12. Successors. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14. Conflicts. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail.

     15. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the internal laws (and not principles of conflict of laws) of the State of Delaware.

   IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Seller:

ATLANTIC STEEL INDUSTRIES, INC.


By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------


Purchaser:

MMI PRODUCTS, INC.


By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

                                    EXHIBIT C

                      ASSIGNMENT AND ASSUMPTION OF LEASE


     THIS ASSIGNMENT AND ASSUMPTION OF LEASE (the "Agreement"), dated as of _______________, 1996, is entered into by and between Atlantic Steel Industries, Inc., a New York corporation ("Seller"), and MMI Products, Inc., a Delaware corporation ("Purchaser").

                                   WITNESSETH:

     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of June 10, 1996 (the "Purchase Agreement"), between Purchaser and Seller, Seller has agreed to sell to Purchaser the Acquired Assets, on the terms and subject to the conditions set forth in the Purchase Agreement;

     WHEREAS, Seller and ____________________ ("Landlord") are parties to that certain Lease Agreement dated ____________________, as amended to the date hereof (the "Lease Agreement");

     WHEREAS, Sections 4.2(a)(vii) and 4.2(b)(iv) of the Purchase Agreement contemplate that this Agreement is to be entered into and delivered at Closing; and

     WHEREAS, all capitalized terms not otherwise defined herein and defined in the Purchase Agreement shall have the meaning attributed thereto in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. Seller hereby assigns and transfers to Purchaser all of Seller's right, title and interest in and to the Lease Agreement, effective as of the date hereof.

     2. Purchaser hereby (i) accepts the foregoing assignment and transfer to Purchaser of all of Seller's right, title and interest in and to the Lease Agreement effective as of the date hereof and (ii) assumes and agrees to comply with all of the terms and provisions of the Lease Agreement and perform all of the covenants and obligations of Seller under the Lease Agreement, but only to the extent such covenants and obligations relate to periods from and after the date hereof.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


Seller:

ATLANTIC STEEL INDUSTRIES, INC.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------



Purchaser:

MMI PRODUCTS, INC.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

                                    EXHIBIT D


                          CERTAIN LICENSES AND PERMITS



     None.

                                    EXHIBIT E

                 OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                                    _________, 1996

MMI Products, Inc.
515 W. Greens Road, Suite 710
Houston, Texas 77067

Ladies and Gentlemen:

     We have acted as special counsel for Atlantic Steel Industries, Inc., a New York corporation (the "Company"), in connection with the Asset Purchase Agreement, dated as of June 10, 1996 (the "Agreement"), between you and the Company. This opinion is delivered to you pursuant to Section 4.2(xi) of the Agreement. All capitalized terms used herein that are defined in, or by reference in, the Agreement have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

     In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Transaction Documents (as hereinafter defined) and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of the parties to the Transaction Documents with their respective covenants and agreements contained therein.

     To the extent it may be relevant to the opinions expressed herein, we have assumed that the Purchaser has the power to enter into and perform the Transaction Documents and to consummate the transactions contemplated thereby and that the Transaction Documents have been duly authorized, executed and delivered by, and constitute valid and binding obligations of, the Purchaser, enforceable against the Purchaser in accordance with their terms.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     1. The Company is a corporation incorporated, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to execute and deliver the Agreement and each of the documents which are exhibits to the Agreement and which are being executed and delivered by the Company (collectively, the "Transaction Documents") and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.

     2. Each of the Transaction Documents has been validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     3. The execution, delivery and performance of the Transaction Documents by the Company will not (a) violate any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with, or result in the breach, termination or acceleration of rights or obligations under, or constitute a default under, any of the terms, conditions or provisions of any mortgage, indenture, bond, or other material agreement (collectively, "Material Agreements") identified to us in the Officer's Certificate of the Company delivered to us in connection with this opinion, a copy of which is attached hereto as Annex A (the "Officer's Certificate") upon which we have relied, (c) constitute a violation of any law or regulation of the State of New York or the United States applicable to the Company, or (d) violate any writ, order, injunction or decree of any court or governmental instrumentality which is identified to us in the Officer's Certificate (collectively, "Orders").

     4. Except as contemplated by the Agreement or the schedules thereto, no consent, approval, waiver, license or authorization or other action by or filing with any Governmental Authority is required in connection with the execution, delivery or consummation at the Closing of the Transaction Documents by the Company. As used herein "Governmental Authority" means any legislative, judicial, administrative or regulatory body of the State of New York or the United States of America having jurisdiction or authority over the Company.

     5. In the course of our engagement to represent or advise the Company professionally, we have not become aware of any pending legal proceeding before, or pending investigation by, any Governmental Authority or any arbitration tribunal, nor have we devoted substantive attention in the form of legal representation as to any current overtly threatened litigation, against or directly affecting the Company and related to the Acquired Assets or the Acquired Business, or the transactions contemplated by the Transaction Documents, which with respect to any of the foregoing could reasonably be expected to have a Material Adverse Effect, other than as may be referred to in the Officer's Certificate. In making the foregoing statement, we have endeavored, to the extent we have believed necessary, to determine from lawyers currently in our firm who have performed substantive legal services for the Company, whether such services involved substantive attention in the form of legal representation concerning pending legal proceedings or pending investigations or overtly threatened litigation of the nature referred to above, and we have relied upon the Officer's Certificate. Beyond that, we have not made any review, search or investigation of public files or records or files or records of the Company or of its transactions, or any other investigation or inquiry with respect to the foregoing statement.

The opinions set forth above are subject to the following limitations:

     (a) the opinion in paragraph 2 above is subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws, and related judicial doctrines now or hereafter in effect affecting creditors'rights generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered at law or in equity;

     (b) the opinions in clauses (b) and (d) of paragraph 3 above are limited in that we express no opinion with respect to any violation not readily ascertainable from the face of any Material Agreement or Order, or arising under or based upon any cross default provision insofar as it relates to a default under an agreement not identified to us in the Officer's Certificate, or arising under or based upon any covenant of a financial or numerical nature or requiring computation (it being understood that we have not made any review, search or investigation of public files or records or files or records of the Company or of its transactions, nor have we made any other investigation or inquiry with respect to any Material Agreement or Order;

     (c) the opinions in clauses (c) of paragraph 3 above and paragraph 4 above are limited to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

     In addition, we express no opinion (a) as to the enforceability of any provision in the Transaction Documents (i) relating to indemnification, contribution or exculpation in connection with violations of any statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross acts of negligence of the indemnified or exculpated party or the party receiving contributions; (ii) restricting or purporting to restrict the freedom of a party to compete or freely engage in any activity to sell, develop or utilize any product; or (iii) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York, (b) as to the effect on enforceability of any of the Transaction Documents of any decision of an arbitration tribunal or an arbitrator pursuant to any provision for mandatory or optional arbitration to the extent such decision does not give effect to the terms of such Transaction Document, (c) as to the enforceability of any provision of the Transaction Documents requiring arbitration or (d) as to the application of state or federal anti-fraud, trade regulation, antitrust or similar laws.

     In rendering our opinion in paragraph 3(b) above insofar as it requires interpretation of the Material Agreements referred to therein (i) we have assumed with your permission that all courts of competent jurisdiction would enforce such Material Agreements as written but would apply the internal laws of the State of New York without giving effect to any choice of law provisions contained therein or any choice of law principles which would result in the application of the internal laws of any other state; (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the internal laws of the state of New York in resolving such questions; and (iii) we express no opinion with respect to the effect of any discretionary action or inaction by the Company under such Material Agreements which may result in a breach or default thereunder. We advise you that certain of such Material Agreements may be governed by laws other than the laws of the State of New York, that such laws may vary substantially from the laws of the State of New York and that this opinion may not be relied upon as to whether or not a breach would occur under the law actually governing such Material Agreements.

     The opinions expressed herein are limited to the laws of the United States of America and the laws of the State of New York, as currently in effect. For purposes of this opinion, we have assumed, with your permission, that the laws of the State of Delaware (other than the General Corporation Law of the State of Delaware) are the same as the laws of the State of New York.

     The opinions expressed herein are solely for your benefit in connection with the Agreement and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.



Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

By:
   -------------------------
       Jeffrey Bagner


                                    EXHIBIT F

                         OPINION OF BAKER & BOTTS, L.L.P.


                                                          ____________, 1996



Atlantic Steel Industries, Inc.
Sivaco/National Wire Group
Overlook III, Suite 1900
2859 Paces Ferry Road
Atlanta, Georgia 30339

Ladies and Gentlemen:

     We have acted as counsel for MMI Products, Inc., a Delaware corporation (the "Company") in connection with that certain Asset Purchase Agreement, dated as of June 10, 1996 (the "Agreement"), between you and the Company. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to them in the Agreement. This opinion is being furnished to you pursuant to Section 4.2 of the Agreement.

     We have familiarized ourselves with the Company's Certificate of Incorporation and Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and representatives of the Company and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies are true and correct copies of the originals thereof.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.


     2. The Company has full corporate power and authority to execute and deliver the Agreement and each of the documents which is an exhibit to the Agreement and which is being executed and delivered by the Company (collectively, the "Transaction Documents"), and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.

     3. Each of the Transaction Documents has been validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, or by the application of general principles of equity.

     4. The execution, delivery and performance of the Transaction Documents by Seller will not (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company, (b) conflict with, or result in the breach or acceleration of rights or obligations under, or constitute a default under, any of the terms, conditions or provisions of any mortgage, indenture, bond, or other material agreement to which the Company is a party or by which any of its assets may be bound (collectively, "Material Agreements") identified to us in the Officer's Certificate of the Company delivered to us in connection with this opinion, a copy of which is attached hereto as Annex A (the "Officer's Certificate"), (c) constitute a violation of any applicable law or regulation of the State of Texas or the United States applicable to the Company or (d) violate any writ, order, injunction or decree of any court or governmental instrumentality binding on the Company which is identified in the Officer's Certificate (collectively, "Orders").

     5. Except as contemplated by the Agreement or the schedules thereto, no consent, approval, waiver, license or authorization or other action by or filing with any governmental authority of the State of Texas or the United States is required in connection with the execution, delivery or performance of the Transaction Documents by the Company.

     6. To our knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened, at law or in equity, or before or by and court, arbitrator or governmental or regulatory official, body or authority which (i) question the legality or validity of any of the Transaction Documents, (ii) question the legality or validity of actions taken or to be taken pursuant to any of the Transaction Documents, (iii) seek to prohibit the execution and delivery of, or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, or (iv) seek damages arising out of or related to the execution and delivery of, or on account of actions to be taken under, any of the Transaction Documents.

     The foregoing opinions are subject to the following additional assumptions, limitations, qualifications and exceptions:

     (A) With respect to the opinions set forth in paragraph 1 above, we have relied, with your permission and without any independent investigation or verification, solely upon certificates furnished to us by the Secretary of State of the State of Delaware.

     (B) The opinions set forth above, insofar as they relate to the enforceability of the Transaction Documents, are subject to general principles of equity (whether considered in a proceeding at law or in equity). In addition, we give no opinion with respect to the enforceability of any provision in the Transaction Documents providing for the remedy of specific performance. In addition, we express no opinion (i) as to the enforceability of any provision in the Transaction Documents (a) relating to indemnification, contribution or exculpation in connection with violations of any statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross acts of negligence of the indemnified or exculpated party or the party receiving contributions; (b) restricting or purporting to restrict the freedom of a party to compete or freely engage in any activity to sell, develop or utilize any product; or (c) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of Texas, (ii) as to the effect on enforceability of any of the Transaction Documents of any decision of an arbitration tribunal or an arbitrator pursuant to any provision for mandatory or optional arbitration to the extent such decision does not give effect to the terms of such Transaction Document, (iii) as to the enforceability of any provision of the Transaction Documents requiring arbitration or (iv) as to the application of state or federal anti-fraud, trade regulation, antitrust or similar laws.

     (C) The opinions in clauses (b) and (d) of paragraph 4 above are limited in that we express no opinion with respect to any violation not readily ascertainable from the face of any Material Agreement or Order, or arising under or based upon any cross default provision insofar as it relates to a default under an agreement not identified to us in the Officer's Certificate, or arising under or based upon any covenant of a financial or numerical nature or requiring computation (it being understood that we have not made any review, search or investigation of public files or records or files or records of the Company or of its transactions, nor have we made any other investigation or inquiry with respect to any Material Agreement or Order);

     (D) We have assumed, with your permission and without any independent investigation or verification, (i) Seller has all requisite power to execute, deliver and perform its obligations under such Transaction Documents; (ii) the execution, delivery and performance of each of the Transaction Documents has been duly authorized by all requisite action on the part of Seller; (iii) the due execution and delivery of the Transaction Documents by Seller; (iv) that each of the Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against such party in accordance with its terms; (v) that the representations and warranties as to factual matters made by the Company in the Asset Purchase Agreement are true and complete; (vi) the authenticity of all documents submitted to us as original documents; (vii) the conformity to authentic, original documents of all documents submitted to us as copies (whether telecopies, photocopies or conformed copies); (viii) the genuineness of all signatures (and the competency of any signatories who are natural persons); and (ix) that all information submitted to us was accurate and complete (including the completeness of all documents furnished to us, and that no amendments, modifications or revisions to such documents are in existence).

     (E) The opinions in paragraph 4(c) above are limited to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

     (F) In rendering our opinion in paragraph 4(b) above insofar as it requires interpretation of the Material Agreements referred to therein (i) we have assumed with your permission that all courts of competent jurisdiction would enforce such Material Agreements as written but would apply the internal laws of the State of Texas without giving effect to any choice of law provisions contained therein or any choice of law principles which would result in the application of the internal laws of any other state; (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the internal laws of the state of Texas in resolving such questions; and (iii) we express no opinion with respect to the effect of any discretionary action or inaction by the Company under such Material Agreements which may result in a breach or default thereunder. We advise you that certain of such material Agreements may be governed by laws other than the laws of the State of Texas that such laws may vary substantially from the laws of the State of Texas and that this opinion may not be relied upon as to whether or not a breach would occur under the law actually governing such Material Agreements.

     (G) Whenever an opinion herein is qualified by "known to us" or similar phrase, this firm has relied exclusively, without independent investigation, on one or more certificates from one or more officers of the Company with respect to the matters set forth in such opinion. This firm has made no independent investigation as to the accuracy or completeness of any of the information contained in such certificate(s). However, in the course of rendering the legal services described in the introductory paragraphs of this opinion, no facts or circumstances have come to the attention of those attorneys in this firm who rendered such legal services that gave this firm current actual knowledge that any such information is incorrect in any material respect.

     (H) The foregoing opinions are limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and applicable Federal law, and we express no opinion as to matters governed by the laws of any other jurisdiction. We undertake no obligation or responsibility to update or supplement this opinion in response to subsequent changes in the law or future events affecting any of the transactions contemplated by the Asset Purchase Agreement. We note that the Transaction Documents provide that they are governed by the laws of the State of Delaware. While we express no opinion with respect to the laws of the State of Delaware (other than the General Corporation Law of the State of Delaware), we have assumed that the internal laws of the State of Delaware (other than General Corporation Law of the State of Delaware) are the same as the internal laws of the State of Texas. We have made no investigation to confirm whether such assumption is correct.

     The foregoing opinions are rendered to you at the request of the Company, are solely for your benefit in connection with the transactions consummated on the date hereof pursuant to the Asset Purchase Agreement and may not be relied upon by any other person or for any other purpose.


Very truly yours,